UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

    VCA ANTECH, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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VCA Antech, Inc.

12401 West Olympic Boulevard

Los Angeles, California 90064-1022

www.vcaantech.com

April 8, 2013

Dear Fellow Stockholder:

Our 2013 Annual Meeting of Stockholders will be held on Monday, May 20, 2013, at our corporate offices located at 12401 West Olympic Boulevard, Los Angeles, California 90064-1022. Details regarding the meeting and the business to be conducted are more fully described in the accompanying Notice of Internet Availability of Proxy Materials and Proxy Statement.

Your vote is important. Whether or not you plan to attend the meeting, I urge you to vote your shares as soon as possible. Instructions on the proxy card will tell you how to cast your vote. The Proxy Statement explains more about proxy voting. Please read it carefully.

Thank you for your continued support of our company.

Sincerely,

Robert L. Antin Chairman of the Board, Chief Executive Officer and President

VCA ANTECH, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME	10:00 a.m. Pacific Time on Monday, May 20, 2013.
PLACE	12401 West Olympic Boulevard Los Angeles, California 90064-1022.
ITEMS OF BUSINESS

(1)    To elect one Class II member of the Board of Directors for a term of three years.

(2)    To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2013.

(3)    To hold an advisory vote approving the compensation of our named executive officers.

(4)    To transact any other business as may properly come before the Annual Meeting and any adjournment or postponement.

RECORD DATE	You can vote if, at the close of business on April 2, 2013, you were a holder of record of our common stock.
PROXY VOTING	All stockholders are cordially invited to attend the Annual Meeting in person. However, to ensure your representation at the Annual Meeting, you are urged to vote promptly.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 20, 2013

The Notice of Internet Availability of Proxy Materials, the Proxy Statement and our 2012 Annual Report are available at www.proxyvote.com.

April 8, 2013

Tomas W. Fuller Chief Financial Officer, Vice President and Secretary

i

Page
EXECUTIVE COMPENSATION	22

Compensation Discussion and Analysis	22

Summary Compensation Table	38

Grants of Plan-Based Awards in Fiscal 2011	39

Outstanding Equity Awards at Fiscal Year-End	40

Options Exercised and Stock Vested	41

Summary of Equity Compensation Plan	41

Pension Benefits	41

Employment Agreements; Post-Retirement Medical Benefits Coverage Agreements; Post-Termination Consulting Agreements; SERP Agreements; Payments Upon Termination and Change in Control	42

REPORT OF COMPENSATION COMMITTEE	58

DIRECTOR COMPENSATION	59

CERTAIN TRANSACTIONS WITH RELATED PERSONS	60

Transactions with ThinkPets Inc. (formerly known as Zoasis Corporation)	60

Legal Services	60

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	61

PRINCIPAL STOCKHOLDERS	62

Appendix A: Reconciliation of Non-GAAP Financial Information	A-1

ii

VCA ANTECH, INC.

12401 West Olympic Boulevard

Los Angeles, California 90064-1022

PROXY STATEMENT

Our Board of Directors is soliciting proxies to be voted at the 2013 Annual Meeting of Stockholders, which we refer to as the “Annual Meeting,” to be held on May 20, 2013. Your vote is very important. For this reason, our Board of Directors is requesting that you permit your common stock to be represented at the Annual Meeting by the proxies named on the proxy card. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the Annual Meeting. Please read it carefully. In this Proxy Statement, VCA Antech, Inc. is referred to as the “Company,” “VCA,” “we,” “us” and “our.”

In accordance with rules and regulations of the Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of our proxy materials to each stockholder of record or beneficial owner, we are now furnishing proxy materials, which include the Proxy Statement, proxy card and the Annual Report on Form 10-K for the fiscal year ended December 31, 2012, which we refer to as the “2012 Annual Report,” to our stockholders over the Internet. On April 8, 2013, we mailed the Notice of Internet Availability of Proxy Materials to our stockholders and made available the proxy materials to our stockholders at www.proxyvote.com.

Because you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials unless you have previously made a permanent election to receive these materials in hard copy. Instead, the Notice of Internet Availability of Proxy Materials will instruct you as to how you may access and review all of the important information contained in the proxy materials. The Notice of Internet Availability of Proxy Materials also instructs you as to how you may submit your proxy. If you received the Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials you should follow the instructions for requesting such materials included in the Notice of Internet Availability of Proxy Materials.

QUESTIONS AND ANSWERS

Q.	Who may vote at the Annual Meeting?

A.	You may vote your VCA common stock at the Annual Meeting if you were a holder of record of VCA common stock at the close of business on April 2, 2013, which we refer to as the “Record Date.” At that time, there were 89,937,927 shares of common stock outstanding, and approximately 291 holders of record. Each share of common stock is entitled to one vote on each matter properly brought before the Annual Meeting.

Q.	What items of business will be voted on at the Annual Meeting?

A.	There are three items of business scheduled to be voted on at the Annual Meeting:

•	Election of one member to the Board of Directors.

•	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2013.

•	Advisory vote on the compensation of the Company’s named executive officers.

We will also consider other business as may properly come before the Annual Meeting or any adjournments or postponements thereof, including approving any such adjournment or postponement, if necessary. Please note that at this time we are not aware of any such business, and the dates have passed for presenting any stockholder proposals pursuant to our bylaws or pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act”.

Q.	How does the Board of Directors recommend that I vote?

A.	Our Board of Directors recommends that you vote:

•	“FOR” the election of its nominee to the Board of Directors.

•	“FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2013.

•

“FOR” the compensation of our named executive officers as disclosed in this Proxy Statement (which disclosure includes the Compensation Discussion and Analysis, the executive compensation tables and the related footnotes and narrative accompanying the tables).

Q.	Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

A.	Pursuant to rules adopted by the SEC, we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials to our stockholders of record and beneficial owners. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice of Internet Availability of Proxy Materials or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice of Internet Availability of Proxy Materials. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

Q.	How can I get electronic access to the proxy materials?

A.	The Notice of Internet Availability of Proxy Materials provides you with instructions regarding how to:

•	View our proxy materials for the Annual Meeting on the Internet; and

•	Instruct us to send future proxy materials to you electronically by email.

Choosing to receive future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of our annual meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

The Notice of Internet Availability of Proxy Materials, Proxy Statement, proxy card and the 2012 Annual Report are available at www.proxyvote.com.

Q.	How can I obtain paper or email copies of proxy materials?

A.	The Notice of Internet Availability of Proxy Materials contains a toll-free telephone number, an email address, and a website where stockholders can request a paper or an email copy of the Proxy Statement, proxy card and the 2012 Annual Report. These proxy materials are available free of charge.

Q.	How can I vote my shares in person at the Annual Meeting?

A.	If your shares are registered directly in your name with Broadridge Corporate Issuer Solutions, Inc., our “Transfer Agent,” you are considered the stockholder of record with respect to those shares and the Notice of Internet Availability of Proxy Materials is being sent directly to you by VCA. As the stockholder of record, you have the right to vote in person at the meeting. If you choose to do so, you can vote using the ballot provided at the Annual Meeting. Even if you plan to attend the Annual Meeting, we recommend that you vote your shares in advance as described below so that your vote will be counted if you decide later not to attend the Annual Meeting.

Most stockholders of VCA hold their shares in street name through a broker, bank or other nominee rather than directly in their own name. In that case, you are considered the beneficial owner of shares held in street name, and the Notice of Internet Availability of Proxy Materials is being forwarded to you by your broker, bank or other nominee, as applicable. As the beneficial owner, you are also invited to attend the Annual Meeting. Because a beneficial owner is not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting. You will need to contact your broker, trustee or nominee to obtain a legal proxy, and you will need to bring it to the Annual Meeting in order to vote in person.

Q.	How can I vote my shares without attending the Annual Meeting?

A.	If you are a stockholder of record and you do not wish to vote in person at the Annual Meeting, you may vote by proxy over the Internet by following the instructions provided in the Notice of Internet Availability of Proxy Materials, or, if you received printed copies of the proxy materials, you can also vote by mail or by telephone pursuant to the instructions included on the proxy card.

If you are a beneficial owner of shares held in street name and you do not wish to obtain a legal proxy from your broker, trustee or other nominee giving you a right to vote these shares in person at the Annual Meeting, you may direct the voting of these shares over the Internet by following the instructions provided in the Notice of Internet Availability of Proxy Materials, or if you received printed copies of the proxy materials, you can also vote by mail or by telephone by following the instructions included on the voting instruction card provided to you by your broker, trustee or other nominee.

Q.	What happens if additional matters are presented at the Annual Meeting?

A.	Other than the three items of business described in this Proxy Statement, we are not aware of any other business to be acted upon at the Annual Meeting. If you grant a proxy, the persons named as proxies, Robert L. Antin and Tomas W. Fuller, will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting.

Q.	What happens if I do not give specific voting instructions?

A.	If you hold shares in your name, and you sign and return a proxy card without giving specific voting instructions, the proxy holders vote your shares in the manner recommended by our Board of Directors on all matters presented in this Proxy Statement, and, with respect to any other matters that properly come before the Annual Meeting, as the proxy holders may determine in their discretion.

If you hold your shares through a broker, bank or other nominee and you do not provide your broker with specific voting instructions, your broker may vote your shares only with respect to certain matters considered routine.

Specifically, your broker may vote in its discretion on the ratification of our independent registered public accounting firm if you do not furnish instructions. Your broker may not vote on the (i) election of directors and (ii) advisory vote on the compensation of the Company’s named executive officers if you do not furnish instructions for those items.

You should use the voting instruction card provided by the institution that holds your shares to instruct your broker to vote your shares or else your shares will be considered broker non-votes. If you are the beneficial owner of shares held in the name of a broker, bank or other nominee and do not provide such broker, bank or other nominee with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on a matter without instructions from the beneficial owner and the instructions are not given. In tabulating the voting results for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that matter. Thus broker non-votes will not affect the outcome of any matter being voted on at the meeting, assuming that a quorum is obtained.

Q.	What is the quorum requirement for the Annual Meeting?

A.	A majority of VCA’s outstanding shares as of the Record Date must be present, in person or by proxy, at the Annual Meeting in order to hold the Annual Meeting and conduct business. This is called a quorum. Your shares will be counted for purposes of determining if there is a quorum, whether representing votes for, against, withheld or abstained, if you:

•	are present and vote at the Annual Meeting; or

•	properly submit a proxy card, vote by telephone or vote over the Internet.

Broker non-votes also are counted as present for the purpose of determining the existence of a quorum at the Annual Meeting.

Q.	How can I change my vote after I return my proxy card?

A.	If you are a stockholder of record, there are three ways you can change your vote or revoke your proxy after you have sent in your proxy form.

•	First, you may send a written notice to VCA Antech, Inc., c/o Office of the Secretary, 12401 West Olympic Boulevard, Los Angeles, California 90064, stating that you would like to revoke your proxy.

•	Second, you may complete and submit a new proxy form. Any earlier proxies will be revoked automatically.

•	Third, you may attend the Annual Meeting and vote in person. Any earlier proxy will be revoked. However, attending the Annual Meeting without voting in person will not revoke your proxy.

If your shares are held in street name and you have instructed a broker or other nominee to vote your shares, you must follow directions from your broker or other nominee to change your vote.

Q.	What is the voting requirement to approve each of the items?

A.

Item 1 — Election of directors	To be elected in an uncontested election a nominee must receive the “FOR” vote of a majority of the votes cast for the election of directors at the Annual Meeting. Abstentions and broker non-votes are not counted as votes cast and will have no effect on the outcome of the election of the nominee.

Item 2 — Ratification of appointment of independent registered public accounting firm	To be approved by the stockholders, this item must receive the “FOR” vote of a majority of the votes cast on this proposal at the Annual Meeting. Abstentions and broker non-votes are not counted as votes cast and will have no effect on the outcome of this proposal.

Item 3 — Advisory vote on the compensation of the Company’s named executive officers	To be approved by the stockholders, this item must receive the “FOR” vote of a majority of the votes cast on this proposal at the Annual Meeting. Abstentions and broker non-votes are not counted as votes cast and will have no effect on the outcome of this proposal.

Q.	Where can I find the voting results of the Annual Meeting?

A.	We intend to announce preliminary voting results at the Annual Meeting and publish final results in a Current Report on Form 8-K to be filed with the SEC within four business days of the Annual Meeting.

Q.	Who pays for the cost of this proxy solicitation?

A.	We will pay the costs of the solicitation of proxies. We may reimburse brokerage firms and other persons representing beneficial owners of shares for expenses incurred in forwarding the voting materials to their customers who are beneficial owners and obtaining their voting instructions. In addition to soliciting proxies by mail, our board members, officers and employees may solicit proxies on our behalf, without additional compensation, personally or by telephone.

Q.	Is there a list of stockholders entitled to vote at the Annual Meeting?

A.	The names of stockholders of record entitled to vote at the Annual Meeting will be available at the Annual Meeting and for ten days prior to the Annual Meeting at our principal executive offices between the hours of 9:00 a.m. and 5:00 p.m. for any purpose relevant to the Annual Meeting. To arrange to view this list during the times specified above, please contact the Secretary of the Company.

Q.	What is the deadline to propose actions for consideration at next year’s annual meeting?

A.	Stockholders who, in accordance with Rule 14a-8 under the Exchange Act, wish to present proposals for inclusion in the proxy materials to be distributed in connection with the 2014 annual meeting of stockholders must submit their proposals so that they are received at our principal executive offices no later than the close of business December 9, 2013, or in the event the Company’s 2014 annual meeting is advanced more than 30 days or delayed more than 70 days from the date of the 2013 annual meeting, within a reasonable time before the Company begins to print and mail the proxy materials for the 2014 annual meeting. As the SEC rules make clear, simply submitting a proposal does not guarantee that it will be included in the Company’s proxy materials.

In addition, stockholders who wish to introduce a proposal from the floor of the 2014 annual meeting of stockholders (outside the processes of Rule 14a-8), must submit that proposal in writing to the Company at our principal executive offices after January 20, 2014 and no later than February 19, 2014 or, in the event the Company’s 2014 annual meeting of stockholders is advanced more than 30 days or delayed more than 70 days from the date of the 2013 annual meeting, by the close of business on the tenth day following the day on which public announcement of the 2014 annual meeting is first made by the Company.

To be in proper form, a stockholder’s notice must include the information required by our bylaws with respect to each proposal submitted. The Company may refuse to consider any proposal that is not timely or otherwise does not meet the requirements of our bylaws or the SEC’s rules with respect to the submission of proposals.

You can find a copy of our bylaws in the Investor Relations section of the Company’s website (www.vcaantech.com) by clicking on Corporate Governance or you may obtain a copy by submitting a request to VCA Antech, Inc., c/o Office of the Secretary, 12401 West Olympic Boulevard, Los Angeles, California 90064.

Q.	How do I nominate a candidate for election as a director at next year’s annual meeting?

A.	Stockholders who wish to nominate a candidate for election as a director at our 2014 annual meeting of stockholders must submit their nomination in writing to the Company at our principal executive offices after January 20, 2014 and no later than February 19, 2014, or, in the event the Company’s 2014 annual meeting of stockholders is advanced more than 30 days or delayed more than 70 days from the date of the 2013 annual meeting, by the close of business on the tenth day following the day on which public announcement of the 2014 annual meeting is first made by the Company.

To be in proper form, a stockholder’s notice must include the information required by our bylaws with respect to the nomination and all other information regarding the proposed nominee and the nominating stockholder required by Section 14 of the Exchange Act. The Company may refuse to consider any nomination that is not timely or otherwise does not meet the requirements of our bylaws or the SEC’s rules with respect to the submission of director nominations. A written statement from the proposed nominee consenting to be named as a candidate and, if nominated and elected, to serve as a director should accompany any stockholder nomination.

Q.	How can I communicate with the Board of Directors?

A.	Stockholders may communicate with the Board of Directors by sending a letter to the Board of Directors of VCA Antech, Inc., c/o Office of the Secretary, 12401 West Olympic Boulevard, Los Angeles, California 90064. Each communication must contain a clear notation indicating that it is a “Stockholder — Board Communication” or “Stockholder — Director Communication,” and each communication must identify the author as a stockholder. The Office of the Secretary will receive the correspondence and forward it to the Chairman of the Board or to any individual director or directors to whom the communication is directed, unless the communication is unduly hostile, threatening, illegal, does not reasonably relate to us or our business, or is similarly inappropriate. The Office of the Secretary has authority to discard any inappropriate communications or to take other appropriate actions with respect to any inappropriate communications.

CORPORATE GOVERNANCE

Our business is managed by our employees under the direction and oversight of the Board of Directors. Except for Robert L. Antin, none of the members of our Board of Directors is an employee of VCA. We keep the members of our Board of Directors informed of our business through discussions with management, materials we provide to them, visits to our offices and their participation in Board of Directors and committee meetings.

We believe transparent, effective, and accountable corporate governance practices are key elements of our relationship with our stockholders. To help our stockholders understand our commitment to this relationship and our governance practices, several of our key governance initiatives are summarized below.

Corporate Governance Guidelines

Our Board of Directors has adopted Corporate Governance Guidelines which govern, among other things, criteria for membership on the Board of Directors, vacancies on the Board of Directors, director responsibilities, director education, and committee composition and charters. You can access these Corporate Governance Guidelines, along with other materials such as committee charters, on our website at http://investor.vcaantech.com.

Code of Ethics

We have adopted a Code of Ethics and Business Conduct applicable to all of our employees as well as our directors and executive officers. Our Code of Ethics and Business Conduct is designed to set the standards of business conduct and ethics and to help directors and employees resolve ethical issues. Our Code of Ethics and Business Conduct applies to our Chief Executive Officer, Chief Financial Officer, all other senior financial executives, our directors when acting in their capacity as directors and to all of our employees. The purpose of our Code of Ethics and Business Conduct is to ensure to the greatest possible extent that our business is conducted in a consistently legal and ethical manner. Employees may submit concerns or complaints regarding audit, accounting, internal controls or other ethical issues on a confidential basis by means of an anonymous toll-free telephone call or email. We investigate all concerns and complaints. Our Code of Ethics and Business Conduct is posted on our website at http://investor.vcaantech.com.

We intend to disclose on our website amendments to, or waivers from, any provision of our Code of Ethics and Business Conduct which applies to our Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer/Controller and persons performing similar functions and amendments to, or waivers from, any provision of our Code of Ethics and Business Conduct described in Item 406(b) of Regulation S-K of the Exchange Act.

Committee responsibilities

VCA has three committees of the Board of Directors: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each committee meets regularly and has a written charter approved by the Board of Directors. See “Further Information Regarding Board of Directors – Meetings & Committees” contained elsewhere in this Proxy Statement.

Independence

NASDAQ rules require listed companies to have a board of directors with at least a majority of independent directors. Our Board of Directors has determined that four of our five current directors are independent under the NASDAQ Global Select Market listing standards. Our independent directors are: John M. Baumer, John B. Chickering, Jr., John Heil and Frank Reddick. In determining Mr. Reddick’s independence, the Board of Directors considered Mr. Reddick’s position as a partner at Akin Gump Strauss Hauer & Feld LLP, which provides legal services to us. In addition, all of the directors currently serving on the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee are independent under the NASDAQ Global Select Market listing standards.

Stockholder communication

Stockholders may communicate with the Board of Directors by sending a letter to the Board of Directors of VCA Antech, Inc., c/o Office of the Secretary, 12401 West Olympic Boulevard, Los Angeles, California 90064. Each communication must contain a clear notation indicating that it is a “Stockholder — Board Communication” or “Stockholder — Director Communication,” and each communication must identify the author as a stockholder. The Office of the Secretary will receive the correspondence and forward it to the Chairman of the Board or to any individual director or directors to whom the communication is directed, unless the communication is unduly hostile, threatening, illegal, does not reasonably relate to us or our business, or is similarly inappropriate. The Office of the Secretary has authority to discard any inappropriate communications or to take other appropriate actions with respect to any inappropriate communications.

Director attendance at Annual Meetings

All directors are encouraged to attend VCA’s Annual Meetings of stockholders. Three of our directors attended our 2012 Annual Meeting of Stockholders.

Executive sessions

VCA’s independent directors regularly meet in executive session without management present.

Board Leadership

VCA is led by its founder, Robert L. Antin, who has served as Chairman of the Board, Chief Executive Officer and President since our inception in 1986. We believe that combining the role of Chairman of the Board and Chief Executive Officer promotes unified leadership and direction for VCA and provides for a single, clear focus for management to execute the Company’s strategy and business plan. Mr. Antin’s industry expertise and intimate knowledge of VCA’s operations and strategy make him uniquely positioned and qualified to serve in these capacities, and we believe Mr. Antin is seen by our customers, business partners, investors and other stakeholders as providing strong leadership for the Company and the industry.

VCA does not have a lead director and does not believe that appointing a lead director would materially impact the performance of the Board of Directors, as it currently employs a variety of structural and operational controls that serve the same purpose. For example, our independent directors meet regularly in executive sessions. This allows independent directors to speak candidly on any matter of interest, without the Chief Executive Officer or other managers present. Moreover, each committee chair acts as “presiding director” for Board of Directors’ discussions on topics within the sphere of his committee. All members of the Board of Directors are free to suggest the inclusion of items on Board of Directors and committee meeting agendas, and, to the fullest extent possible, all meeting materials and presentations are distributed to the Board of Directors in advance, allowing efficient use of time during meetings for questions and comprehensive deliberations. All members of the Board of Directors have direct and complete access to the Company’s management at all times, subject to reasonable time constraints and their judgment. Additionally, the Chief Executive Officer’s performance and compensation are evaluated and determined by the Compensation Committee, which is comprised solely of independent directors. Finally, each committee of the Board of Directors, all of which are comprised solely of independent directors, has the right at any time to retain independent outside financial, legal or other advisors.

Risk Oversight

The Board of Directors oversees an enterprise-wide approach to risk management, designed to support the achievement of the Company’s objectives and to maintain stockholder value. The fully independent Audit Committee is primarily responsible for overseeing the Company’s exposure to financial risk and reviewing the steps the Company’s management has taken to monitor and control such exposure. The Audit Committee meets at least six times per year, in addition to periodic meetings with management and internal and independent auditors to accomplish its purpose. Additionally, each of the committees of the Board of Directors considers the risks within its area of responsibilities. We believe that the leadership structure of our Board of Directors supports its effective oversight of the Company’s risk management.

Outside advisors

The Board of Directors, the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee may each retain outside advisors and consultants of their choosing at VCA’s expense.

The Compensation Committee engaged Mercer in 2012 to serve as consultant to the Compensation Committee and to assist it by reviewing and updating the relevant group of peer companies against which to assess the Company’s executive and director compensation, providing market data on the named executive officers’ and non-executive directors’ compensation and reviewing the Company’s executive and director compensation plans or practices to advise whether any such plans or practices should be modified to improve effectiveness.

ITEM 1:         ELECTION OF DIRECTORS

We have five members on our Board of Directors. Four of the five members of our Board of Directors have been determined by our Board of Directors to meet the independence requirements of the NASDAQ Global Select Market listing standards.

As provided in our Amended and Restated Certificate of Incorporation, the Board of Directors has been grouped into three classes, as nearly equal in number as possible, which are elected for staggered terms. Our Class II director will be elected at this Annual Meeting and will hold office for three years until the 2016 annual meeting and thereafter until his successor is duly elected and qualified. The terms of our Class III directors expires at our 2014 annual meeting. The terms of our Class I directors expire at our 2015 annual meeting. In accordance with our Corporate Governance Guidelines, any director appointed to fill a vacant seat in a class other than the class of directors whose terms expire at the next annual meeting of stockholders will stand for re-election at the next annual meeting of stockholders.

Although we know of no reason why the nominee would not be able to serve, if the nominee is unavailable for election, the proxies will vote your common stock to approve the election of any substitute nominee proposed by our Nominating and Corporate Governance Committee. The Board of Directors may choose to reduce the size of the Board, as permitted by our bylaws, provided we maintain the number of independent directors required by the listing standards of the NASDAQ Global Select Market. The Board of Directors has no reason to believe that VCA’s nominee will be unwilling or unable to serve if elected as director.

In February 2013, our Board of Directors adopted a majority voting standard for the election of directors in uncontested elections, which is generally defined as an election in which, as of the record date, the number of nominees does not exceed the number of directors to be elected at the annual meeting.

In the election of the Class II director, you may either vote “for,” “against” or “withheld.” Cumulative voting is not permitted. Under our majority voting standard, in uncontested elections of directors, such as this election, each director must be elected by the affirmative vote of a majority of the votes cast by the shares present in person or represented by proxy and entitled to vote. A “majority of the votes cast” means that the number of votes cast “for” a director nominee exceeds the number of votes “withheld” or cast “against” the nominee. For these purposes, abstentions will not count as a vote “for,” “withheld” or “against” a nominee’s election and thus will have no effect in determining whether a director nominee has received a majority of the votes cast. Brokers do not have discretionary authority to vote on this proposal. Broker non-votes will have no effect on the election of directors as brokers are not entitled to vote on this proposal.

If a director nominee is an incumbent director and does not receive a majority of the votes cast in an uncontested election, that director must promptly tender his or her resignation to the Board of Directors after certification of the election results of the stockholder vote. The Board of Directors will act on the tendered resignation, taking into account any stated reasons for “against” votes, whether the underlying cause or causes of the “against” votes are curable, the factors, if any, set forth in our Nominating and Corporate Governance Charter or other policies that are to be considered by our Nominating and Corporate Governance Committee in evaluating potential candidates for the Board, the length of service of such director, such director’s past contributions to the Company, and such other factors or information that the Board of Directors deems relevant. The Board of Directors’ decision and the rationale behind the decision will be publicly disclosed within 90 days after certification of the election results of the stockholder vote. A director who tenders his or her resignation after failing to receive a majority of the votes cast will not participate in the deliberations or the decision of the Board of Directors with respect to his or her resignation.

Nominees

The Board of Directors proposes the following candidate for election as Class II director:

Class II Director Nominee

Robert L. Antin

Our nominee for election as Class II director, Robert L. Antin, is currently Chairman of our Board of Directors and our Chief Executive and President, and has agreed to be named in this Proxy Statement and to serve if elected. The principal occupation and certain other information about the nominee, our other directors and our executive officers are set forth on the following pages.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEE IDENTIFIED ABOVE.

MANAGEMENT

Directors and Executive Officers

The following persons serve as our directors:

Directors	Age	Present Position
Class I Directors
John M. Baumer	45	Director
Frank Reddick	60	Director

Class II Director
Robert L. Antin	63	Chairman of the Board

Class III Directors
John B. Chickering, Jr.	64	Director
John Heil	60	Director

The following persons serve as our executive officers:

Executive Officers	Age	Present Position
Robert L. Antin	63	Chief Executive Officer and President
Arthur J. Antin	66	Chief Operating Officer and Senior Vice President
Neil Tauber	62	Senior Vice President of Development
Tomas W. Fuller	55	Chief Financial Officer, Principal Accounting Officer, Vice President and Secretary
Josh Drake	45	President, Antech Diagnostics

Our executive officers are appointed by and serve at the discretion of our Board of Directors. Robert L. Antin and Arthur J. Antin are brothers. There are no other family relationships between any director and/or any executive officer.

Robert L. Antin, one of our founders, has served as our Chairman of the Board, Chief Executive Officer and President since our inception in 1986. From September 1983 to 1985, Mr. Antin was President, Chief Executive Officer, a director and co-founder of AlternaCare Corp., a publicly held company that owned, operated and developed freestanding out-patient surgical centers. From July 1978 until September 1983, Mr. Antin was an officer of American Medical International, Inc., an owner and operator of health care facilities. Mr. Antin received his MBA with a certification in hospital and health administration from Cornell University. Mr. Antin’s background as one our founders and his service as our Chief Executive Officer and President since our inception enables him to bring to the Board of Directors valuable insights and perspectives about the Company, its business, operations and prospects, as well as the animal healthcare industry generally.

John M. Baumer has served as our director since September 2000. Mr. Baumer is a partner of Leonard Green & Partners, LP, where he has been employed since May 1999. Prior to joining Leonard Green & Partners, LP, he served as a Vice President in the Corporate Finance Division of Donaldson, Lufkin & Jenrette Securities Corporation, or DLJ, in Los Angeles. Prior to joining DLJ in 1995, Mr. Baumer worked at Fidelity Investments and Arthur Andersen LLP. Mr. Baumer currently serves on the board of directors of Rite Aid Corporation. Mr. Baumer is a 1990 graduate of the University of Notre Dame. He received his MBA from the Wharton School at the University of Pennsylvania. Mr. Baumer’s experience in private equity investment makes him a valuable part of the Board of Directors, particularly as it relates to financings, operations, market developments, and strategic relationships, as well as enabling him to provide keen insight in the area of stockholder relations.

John B. Chickering, Jr. has served as one of our directors since April 2004 and previously served as a director from 1988 to 2000. Mr. Chickering is a certified public accountant (inactive). Mr. Chickering is currently a private investor and independent consultant. Mr. Chickering served in a variety of executive positions within Time Warner, Inc. and Warner Bros., Inc., most recently as the Vice President — Financial Administration for Warner Bros. International Television Distribution until February 1996. Prior to his employment at Warner Bros., Mr. Chickering served as a staff accountant at KPMG Peat Marwick from August 1975 to June 1977. For the past six years, Mr. Chickering has served as Chairman of the Board of the Shakespeare Society of America, a privately held non-profit company with a 40 year history of operating theatrical productions, a museum, a rare book reference library, extensive archives and a visual art collection. In October 2010, Mr. Chickering filed for personal bankruptcy under Chapter 11 of the United States Bankruptcy Code. Mr. Chickering holds an MBA degree with emphasis in accounting and finance from Cornell University. Mr. Chickering’s extensive corporate finance experience, his accounting experience and his knowledge of accounting principles and financial reporting rules and regulations enables Mr. Chickering to provide valuable service to the Board of Directors as chairman of the Audit Committee. Additionally, Mr. Chickering’s many years of experience as an executive of a public company enables him to make significant contributions to the deliberations of the Board of Directors, especially in connection with evaluating the financial performance of the Company.

John Heil has served as one of our directors since February 2002 and previously served as a director from 1995 to 2000. Mr. Heil has served as a member of Tempur-Pedic International’s Board of Directors since March 2008 and currently serves on that board’s nominating and governance committee and compensation committee. Mr. Heil currently serves as President of United Pet Group, Inc., a global manufacturer and marketer of pet supplies and subsidiary of Spectrum Brands, Inc. Mr. Heil also serves on Spectrum Brands’ Executive Committee. Prior to joining United Pet Group, Mr. Heil spent twenty-five years with the H. J. Heinz Company in various executive and general management positions including President and Managing Director of Heinz Pet Products and President of Heinz Specialty Pet Foods. Mr. Heil holds a BA degree in economics from Lycoming College. On February 3, 2009, Spectrum Brands, Inc. and its United States subsidiaries (the “Spectrum Debtors”) filed voluntary petitions in the United States Bankruptcy Court for the Western District of Texas (the “Bankruptcy Court”) seeking reorganization relief under the provisions of Chapter 11 of Title 11 of the United States Bankruptcy Code. On July 15, 2009, the Bankruptcy Court entered a written order confirming the Spectrum Debtors’ plan of reorganization. On August 28, 2009, the plan of reorganization became effective and the Spectrum Debtors emerged from reorganization proceedings under the United States Bankruptcy Code. Mr. Heil’s experience in the pet care industry is of particular value to the Board of Directors as it provides a breadth and depth of understanding and insight that directly relates to the business of the Company. Additionally, Mr. Heil’s significant executive experience positions him to provide operational, financial and strategic planning insights with respect to the growth of the Company’s business and brand.

Frank Reddick has served as one of our directors since February 2002. For more than the past ten years, Mr. Reddick has been a partner in Akin Gump Strauss Hauer & Feld LLP, a global, full service law firm. Mr. Reddick co-chairs Akin Gump’s firm-wide corporate practice group. Mr. Reddick is principally engaged in the practice of corporate and securities law, with a concentration on corporate finance, mergers and acquisitions, corporate governance, joint ventures and other strategic alliances. Mr. Reddick holds a JD from the University of California, Hastings College of the Law. Mr. Reddick frequently speaks on corporate governance matters. Mr. Reddick’s formal legal training and his experience as a partner of a major international law firm provides a background and perspective that complements the skill sets of the other members of the Board of Directors.

Arthur J. Antin, one of our founders, has served as our Chief Operating Officer and Senior Vice President since our inception. From 1986 until June 2004, Mr. Antin also served as our Secretary and as a director. From October 1983 to September 1986, Mr. Antin served as Director of Marketing/Investor Relations of AlternaCare Corp. At AlternaCare Corp., Mr. Antin developed and implemented marketing strategies for a network of outpatient surgical centers. Mr. Antin received an MA in Community Health from New York University.

Neil Tauber, one of our founders, has served as our Senior Vice President of Development since our inception. From 1984 to 1986, Mr. Tauber served as the Director of Corporate Development at AlternaCare Corp. At AlternaCare Corp., Mr. Tauber was responsible for the acquisition of new businesses and syndication to hospitals and physician groups. From 1981 to 1984, Mr. Tauber served as Chief Operating Officer of MDM Services, a wholly owned subsidiary of Mediq, a publicly held health care company, where he was responsible for operating and developing a network of retail dental centers and industrial medical clinics. Mr. Tauber holds an MBA from Wagner College.

Tomas W. Fuller joined us in January 1988 and served as Vice President and Controller until September 1991 when he became Chief Financial Officer. In June 2004, Mr. Fuller became Secretary. From 1980 to 1987, Mr. Fuller worked at Arthur Andersen LLP, the last two years of which he served as audit manager. Mr. Fuller received his BA in economics from the University of California at Los Angeles.

Josh Drake joined us in 1992. In February 2008, Mr. Drake became the President of Antech Diagnostics, our laboratory division. Over the past five years, Josh Drake has held various positions at VCA Antech, including Group Vice President of our animal hospital division, Group Vice President, Antech Diagnostics and Senior Vice President, Antech Diagnostics. Mr. Drake received his BS in economics from the University of California at Santa Barbara.

FURTHER INFORMATION REGARDING THE BOARD OF DIRECTORS

Composition

Four of the five members of our Board of Directors have been determined by our Board of Directors to meet the independence requirements of the NASDAQ Global Select Market listing standards. We refer to each of these directors as an “independent director.”

Meetings & Committees

During fiscal 2012, the Board of Directors held six meetings and acted once by unanimous written consent. VCA’s independent directors regularly meet in executive session without management present.

The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, all of which are constituted solely of independent directors. During fiscal 2012, our Committees met an aggregate of 18 times.

Audit Committee

The Audit Committee consists of John M. Baumer, John B. Chickering, Jr. (Chairman) and John Heil, each an independent director and each financially literate as required by the NASDAQ Global Select Market listing standards. Our Board of Directors has determined that Messrs. Baumer, Chickering and Heil qualify as “audit committee financial expert[s]” as that term is defined in Item 407(d)(5)(ii) of Regulation S-K of the Exchange Act. During fiscal 2012, the Audit Committee held ten meetings and acted once by unanimous written consent.

Among other matters, the Audit Committee:

•	engages and replaces the independent registered public accounting firm as appropriate;

•	evaluates the performance and independence of and pre-approves all services provided by the independent registered public accounting firm;

•	discusses with management, the internal auditor and the independent registered public accounting firm the quality of our accounting principles and financial reporting; and

•	oversees our internal controls.

Our Audit Committee charter is posted on our website at http://investor.vcaantech.com.

Compensation Committee

The Compensation Committee consists of John B. Chickering, Jr. (Chairman) and John M. Baumer, each an independent director and “outside director” (as such term is defined in Treasury Regulation 1.162-27(e)(3)).

During fiscal 2012, the Compensation Committee held seven meetings and acted once by unanimous written consent. The Compensation Committee:

•

assists the Board of Directors in ensuring a proper system of long-term and short-term compensation is in place to provide performance-oriented incentives to management, and compensation plans are appropriate and competitive and properly reflect the objectives and performance of management and the Company;

•	establishes the compensation of all of our executive officers; and

•

administers the Company’s incentive programs, including the VCA Antech, Inc. 2006 Equity Incentive Plan, which we refer to as the “Equity Incentive Plan,” and the VCA Antech, Inc. 2007 Annual Cash Incentive Plan, which we refer to collectively as the “Plans.”

The Compensation Committee is responsible for overseeing the determination, implementation and administration of remuneration, including compensation, benefits and perquisites, of all executive officers and other members of senior management whose remuneration is the responsibility of the Board of Directors. The Compensation Committee seeks the views of our Chief Executive Officer with respect to establishing appropriate compensation packages for the executive officers (other than the Chief Executive Officer). The Compensation Committee also has the authority to delegate its responsibilities to subcommittees of the Compensation Committee if it determines such delegation would be in the best interest of the Company.

The Compensation Committee generally meets in executive session, with no member of management being present at the meetings. In addition, the Compensation Committee may request that any of our directors, officers or employees, or other persons attend its meetings to provide advice, counsel or pertinent information as the Compensation Committee requests.

The Compensation Committee has the sole authority to retain independent counsel or other advisors, as it deems necessary in connection with its responsibilities at the Company’s expense. The Compensation Committee also has the sole authority to retain and terminate compensation consultants.

Our Compensation Committee charter is posted on our website at http://investor.vcaantech.com.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee consists of John B. Chickering, Jr. (Chairman) and John M. Baumer, each an independent director. During fiscal 2012, the Nominating and Corporate Governance Committee held one meeting. The principal responsibilities of the Nominating and Corporate Governance Committee are to propose to the Board of Directors a slate of nominees for election by the stockholders at our Annual Meetings and to review and reassess the adequacy of the Corporate Governance Guidelines and recommend any proposed changes to the Board of Directors.

In considering director candidates, the Nominating and Corporate Governance Committee considers the entirety of each candidate’s credentials and does not have any specific minimum qualifications that must be met in order to be recommended as a nominee. The Nominating and Corporate Governance Committee does believe, however, that all members of the Board of Directors should have high personal and professional ethics, integrity, practical wisdom and mature judgment, no conflict of interest that would interfere with their performance as a director of a public corporation, a commitment to serve on the Board of Directors over a period of several years, a willingness to represent the best interests of all stockholders and objectively appraise management performance and sufficient time to devote to matters of the Board of Directors.

The Board of Directors and the Nominating and Corporate Governance Committee believe that diversity with respect to viewpoint, skills and experience is an important factor in Board composition. Additionally, in April 2011, the Board of Directors amended the Corporate Governance Guidelines to clarify that gender, age and ethnic diversity are considered by the Nominating and Corporate Governance Committee when seeking and evaluating director candidates. The Board of Directors and the Nominating and Corporate Governance Committee also consider a variety of other factors, attributes and criteria, including each candidate’s (i) general understanding of marketing, finance and other disciplines relevant to the success of publicly traded companies, (ii) understanding of the Company’s business, (iii) education and professional background, personal and professional integrity, (iv) knowledge, skills and expertise and (v) personal accomplishments to assure appropriate Board composition, taking into account the current Board members and the specific needs of the Company and the Board of Directors.

Our Nominating and Corporate Governance Committee may employ a variety of methods for identifying and evaluating nominees for director, including stockholder recommendations. The Nominating and Corporate Governance Committee will consider candidates recommended by our stockholders, provided that the recommendations are made in accordance with the procedures required under our Bylaws, as summarized in the “Questions and Answers” section of this Proxy Statement. The Nominating and Corporate Governance Committee will not evaluate candidates differently based on who made the recommendation for consideration. Our Nominating and Corporate Governance Committee charter is posted on our website at http://investor.vcaantech.com.

Director Attendance

In fiscal 2012, four of our five directors attended 75% or more of the aggregate of (i) the total number of meetings held by the Board of Directors, excluding meetings for which the director was required to recuse himself and (ii) the total number of meetings held by all committees on which they served. Mr. Reddick attended four of the six Board of Directors meetings held and 14 of the 18 committee meetings held in 2012. The Company encourages, but does not require, all directors and director nominees to attend our annual meetings of stockholders. Three of our directors attended our 2012 Annual Meeting of Stockholders.

Risk Assessment

In 2012, certain members of the Company’s senior management and the Compensation Committee, in consultation with outside counsel, assessed whether the Company’s compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the Company. This assessment included reviewing various elements of the Company’s compensation policies and practices. Among other things, the Compensation Committee considered that (a) the compensation program for the executive officers and other key personnel adequately balances the components of total direct compensation (i.e., annual base salary, annual cash performance awards and/or cash bonuses and long-term equity awards), (b) the annual base salary for all employees, including executive officers, provides a level of assured cash compensation that reduces incentive for risk-taking, (c) the annual cash bonus component of non-executive employees’ total direct compensation is small compared to the annual base salary component and, as a result, unlikely to give rise to excessive risk-taking by non-executive employees, (d) the annual cash performance awards to executive officers are typically based on the Company’s Adjusted EBITDA or other similar performance metrics that correlate such awards to the Company’s overall financial performance, and (e) the Company’s performance-based equity awards typically have a three-year vesting period that ensures that the employees’ interests align with the Company’s stockholders’ interests and reduces incentive for short-term risk taking behavior. Based on this review, the Compensation Committee determined that risks arising from the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of our Board of Directors consists of John B. Chickering, Jr. and John M. Baumer. None of the members of the Compensation Committee was one of our officers or employees at any time during fiscal 2012.

Frank Reddick is a partner at Akin Gump Strauss Hauer & Feld LLP, which provided legal services to us during fiscal 2012 and is providing legal services to us in fiscal 2013. In 2012, the Company paid Akin Gump Strauss Hauer & Feld LLP $551,000 for legal services. Nevertheless, Mr. Reddick is not disqualified from serving as an independent director on our Board of Directors under the NASDAQ Global Select Market listing standards because of the relatively small amount of fees we paid to Akin Gump Strauss Hauer & Feld LLP in fiscal years 2012, 2011 and 2010 in relation to our total revenues and the total revenues of Akin Gump Strauss Hauer & Feld LLP for those same periods.

None of our executive officers served as a member of the board of directors or compensation committee of any entity that has or has had one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

ITEM 2:	RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has engaged the firm of KPMG LLP to continue to serve as our independent registered public accounting firm for the current fiscal year ending December 31, 2013. KPMG LLP has served as VCA’s principal independent registered public accounting firm since June 14, 2002.

We are asking the stockholders to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013. The ratification of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013, will require the affirmative vote of a majority of the votes cast at the Annual Meeting. Abstentions and broker non-votes are not counted as votes cast and will have no effect on the outcome of this proposal. All proxies will be voted to approve the appointment unless a contrary vote is indicated on the proxy card.

We anticipate that representatives of KPMG LLP will attend the Annual Meeting for the purpose of responding to appropriate questions. The representatives of KPMG LLP will be afforded an opportunity to make a statement if they so desire at the Annual Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

AUDIT AND NON-AUDIT FEES

The following table sets forth the aggregate fees billed to us by KPMG LLP, our independent registered public accounting firm, for professional services rendered during the fiscal years ended December 31, 2012 and 2011.

	2012	2011
Audit fees	$1,722,780	$1,832,375
Tax fees (1)	$33,910	$83,554

Total	$1,756,690	$1,915,929

(1)	Represents fees for consultation on the tax impact of certain transactions in 2012 and 2011.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

The Audit Committee has established a policy with respect to the pre-approval of audit and permissible non-audit services and fees provided by the independent registered public accounting firm. The Audit Committee’s pre-approval policy requires that all audit and permissible non-audit services and fees be pre-approved by the Audit Committee. Specific pre-approval is not required for permissible non-audit services provided that they:

•

do not, in the aggregate, amount to more than five percent of total revenues paid by the Company to the independent registered public accounting firm in the fiscal year in which the services are provided;

•	were not recognized by the Company as non-audit services at the time of the relevant engagement; and

•	are promptly brought to the attention of the Audit Committee and approved by the Audit Committee (or its designated representatives) prior to the completion of the annual audit.

Pursuant to the pre-approval policy, the Audit Committee’s Chairman is delegated the authority to pre-approve audit services and fees, provided he reports those approvals at the next meeting of the Audit Committee. The term of any pre-approval granted by the Audit Committee with respect to a given service is twelve months. All fees in excess of pre-approved levels require specific pre-approval by the Audit Committee. All audit and permissible non-audit services provided to us in connection to fiscal 2012 were approved by the Audit Committee.

REPORT OF AUDIT COMMITTEE

The Audit Committee Report does not constitute “soliciting material,” and shall not be deemed “filed” with the Securities and Exchange Commission or to be subject to Regulation 14A or 14C as promulgated by the Securities and Exchange Commission, or to the liabilities of Section 18 of the Securities Exchange Act of 1934.

The Committee is responsible for overseeing, on behalf of the Board of Directors, the Company’s accounting and financial reporting process and the audits of VCA’s financial statements. The Committee acts only in an oversight capacity and relies on the work and assurances of management, which has the primary responsibility for the financial reporting process, including the system of internal controls, and the financial statements.

The Committee has:

•	reviewed and discussed the audited financial statements with management and the independent registered public accounting firm;

•	discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61 (Communication With Audit Committees); and

•

received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and discussed with the independent registered public accounting firm the independent accountant’s independence from the Company and its management.

•

The Committee also has considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with the accountant’s independence. The Committee has concluded that the independent registered public accounting firm is independent from the Company and its management.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board of Directors approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, for filing with the Securities and Exchange Commission.

Audit Committee

John M. Baumer

John B. Chickering, Jr.

John Heil

ITEM 3:	ADVISORY VOTE ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

As required by Section 14A of the Exchange Act, we are providing our stockholders with the opportunity to vote to approve, on an advisory and non-binding basis, the compensation of our named executive officers. The Compensation Discussion and Analysis beginning on page 23 of this Proxy Statement describes the Company’s compensation program and the compensation decisions made by the Board of Directors and the Compensation Committee with respect to our named executive officers. The Board of Directors is asking our stockholders to cast a non-binding advisory vote on the following resolution:

“RESOLVED, that the stockholders of the Company approve, on an advisory basis, the compensation of the executive officers of the Company named in the Summary Compensation Table, as disclosed in the Company’s Proxy Statement for the Company’s 2013 Annual Meeting of Stockholders (which disclosure includes the Compensation Discussion and Analysis, the executive compensation tables and the related footnotes and narrative accompanying the tables).”

While the advisory vote the Board of Directors is asking you to cast is non-binding, the Board of Directors and the Compensation Committee value the view of the Company’s stockholders and will review and consider the voting results when making future decisions regarding our executive compensation program. The Company currently intends to hold such advisory votes on an annual basis and the next such vote will be held at the Company’s 2014 annual meeting of stockholders. Abstentions and broker non-votes are not counted as votes cast and will have no effect on the outcome of the proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT (WHICH DISCLOSURE INCLUDES THE COMPENSATION DISCUSSION AND ANALYSIS, THE EXECUTIVE COMPENSATION TABLES AND THE RELATED FOOTNOTES AND NARRATIVE ACCOMPANYING THE TABLES).

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

Our executive compensation program is designed to attract and retain the employees who lead our business and reward these executives for their performance. This Compensation Discussion and Analysis explains our executive compensation program philosophy and objectives. This Compensation Discussion and Analysis also addresses how the Compensation Committee makes decisions with regards to the compensation program for our named executive officers and each element thereof. The Board of Directors has determined that for fiscal year 2012, the following executives are the Company’s “Named Executive Officers”:

•	Robert L. Antin, Chairman of the Board, Chief Executive Officer and President;

•	Arthur J. Antin, Chief Operating Officer and Senior Vice President;

•	Tomas W. Fuller, Chief Financial Officer, Vice President and Secretary;

•	Neil Tauber, Senior Vice President of Development; and

•	Josh Drake, President, Antech Diagnostics.

In addition, the compensation and benefits provided to our Named Executive Officers in 2012 are set forth in detail in the Summary Compensation Table and other tables that follow this analysis, and in the footnotes and narrative to such tables.

Financial Results in 2012

Our compensation program is designed to motivate and reward our Named Executive Officers for the achievement of our business performance targets, goals and objectives, which in turn enhance stockholder value over the long-term. In 2012, as a result of solid performance across each of our business segments, the Company achieved its highest annual revenue and “Adjusted EBITDA”1, as defined by the Company, in its history, achieved Adjusted Net Income1 and Adjusted Diluted Earnings Per Share1 within the range of our original financial guidance and saw our internal growth rates for both our laboratory and animal hospital segments increase over 2011 performance.

The Company’s revenue increased 14.4% to $1.7 billion compared to 2011. The primary drivers of our revenue growth were a 15.8% increase in our revenue in our animal hospital segment and a 3.5% increase in our laboratory segment. In 2012 we continued to execute on our long-term growth strategy, acquiring 35 independent animal hospitals with annual revenue of $83.5 million and increasing our investment in a chain of 44 animal hospitals in Canada with annual revenue of $93.8 million.

Adjusted EBITDA for 2012 was $303.4 million compared to $281.3 million in 2011, a 7.9% year over year increase. Gross profit for 2012 increased 10.8% over the prior year to $375.0 million and cash flows from operations increased $46.2 million to $237.3 million in 2012, representing 13.9% of revenue. The “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” in the Company’s Annual Report on Form 10-K describes the Company’s 2012 financial results in greater detail.

[1]	See Appendix A for a reconciliation of Adjusted EBITDA, Adjusted Net Income and Adjusted Diluted Earnings Per Share to their most relevant GAAP amounts.

Compensation Program Highlights

Our compensation program incorporates the following compensation governance practices that we believe are beneficial to our stockholders:

•

A substantial majority of the total direct compensation opportunity for our Named Executive Officers is incentive-based and can be earned only upon the achievement of performance objectives designed to enhance stockholder value. Performance is assessed on a formulaic basis. As reflected in the charts below, only 20% of our Chief Executive Officer’s total direct compensation and an average of 34% of our other Named Executive Officers’ total direct compensation in 2012 was paid in the form of base salary.

•

The Compensation Committee also believes that a substantial percentage of each Named Executive Officer’s total direct compensation should be “performance based” or “at-risk” based on future stock performance. As reflected in the charts below, 80% of our Chief Executive Officer’s total direct compensation and an average of 66% of our other Named Executive Officers’ total direct compensation in 2012 is “performance based” and/or “at-risk” based on future stock performance.

The amounts shown in the charts above reflect total direct compensation, calculated as the sum of 2012 base salaries, 2012 annual cash incentive awards and the value of 2012 long-term equity incentive awards based on the implied grant date values.

•

In 2012, the long-term incentive compensation was allocated two-thirds (based on dollar value) to performance based restricted stock unit awards that are earned upon achievement of performance goals established by the Compensation Committee and one-third (based on dollar value) to non-qualified options with a five year exercise period.

•

We introduced non-qualified stock options as part of our 2012 executive compensation program because we believe that they align the interests of management with those of the Company’s stockholders because they are designed to provide long-term equity-based compensation tied to future appreciation of the Company’s common share price.

•

Restricted stock units are earned upon achievement of performance goals over a three year period and are further subject to four-year vesting (which includes the performance period). The non-qualified options vest over a four year period.

•

In 2012, we adopted stock ownership and retention guidelines under which our directors are expected to maintain stock ownership of at least 4x their annual cash retainer, our Chief Executive Officer is expected to maintain stock ownership of at least 4x base salary and our other Named Executive Officers are expected to maintain stock ownership of at least 2x base salary. Named Executive Officers must also retain for 24 months 100% of net shares acquired from the exercise of options or the vesting of restricted stock granted under our Equity Incentive Plan. All of our directors and Named Executive Officers currently meet our stock ownership and retention guidelines.

•

The combined effect of the time-vesting for both our restricted stock unit awards and non-qualified stock options, the stock ownership and retention guidelines and the requirement that, once vested, net shares acquired from the exercise of options and vested restricted stock grants must be held for 24 months, results in the ultimate value of our long-term equity awards to our executive officers being directly tied to future stock performance of our Common Stock. Under this program, equity awards granted in 2012 may first be sold by our executive officers beginning in the years 2015 – 2018, depending on when such equity awards vest.

•

The Compensation Committee takes into account that the market capitalization and revenues of the Company is smaller than many of the companies included in our Comparison Group and positions total direct compensation (assuming performance at the target level) of our Chief Executive Officer and our President, Antech Diagnostics near the 25th percentile of the Comparison Group.

•

We prohibit any form of hedging activities in Company stock by our executives and our directors, including engaging in short sales, dealing in puts and calls of Company stock, or other transactions designed to minimize the risk inherent in owning Company stock.

•

Our Equity Incentive Plan allows the Company to withhold or “clawback” awards from current and former employees if the employee breaches his/her employment, confidentiality or other agreements with the Company, commits any act involving willful malfeasance or breach of fiduciary duty, commits any theft, embezzlement or certain other acts of misconduct.

•	We offer limited personal-benefit perquisites to our Named Executive Officers, and we do not reimburse our Named Executive Officers for personal-benefit perquisites.

•

Our Compensation Committee has adopted a policy that the Company shall not enter into any new employment providing for automatic renewal features or any new employment agreements or severance arrangements with executive officers providing for a single trigger or excise tax gross ups on a change in control or severance payments on a change in control equal to more than three times total annual compensation.

•	Our Compensation Committee is comprised entirely of independent directors.

•

Our Compensation Committee is advised by a compensation consultant, Mercer. This consultant is retained by the Compensation Committee directly and not by management. The Compensation Committee considered several factors in selecting Mercer and determined that no conflict of interest exits, including, but not limited to the aggregate fees paid to Mercer and the lack of shares ownership in the Company by the compensation consultants.

•

Our Compensation Committee conducts an annual review and assessment of potential compensation-related risks in our programs and concluded that our compensation programs do not encourage behaviors that would create risks reasonably likely to have a material adverse effect on the Company.

Response to 2012 Say-on-Pay Vote

At our 2012 annual meeting our advisory vote on executive compensation failed to pass, with 41% of the votes cast in favor and 59% against. At our 2011 annual meeting, our advisory vote on executive compensation passed by a vote of 58% of votes cast. These outcomes were highly disappointing to the Company, our Board of Directors, and our Compensation Committee. During the period leading up to our 2012 annual meeting (in response to the 2011 vote) and over the past year following the 2012 annual meeting, we reached out to a number of our principal institutional stockholders to discuss their concerns regarding our compensation practices. During those discussions, concerns were expressed regarding the size and relevance of the peer group used by the Compensation Committee for benchmarking purposes; the Compensation Committee’s past practice of awarding equity grants periodically as opposed to a regular annual schedule, which resulted in a disproportionately large equity grant in 2011; reliance on a single performance metric for the award of both short-term and long-term incentives; and the vesting of long-term incentive awards based on a one-year performance period. Concerns were also raised regarding the retirement benefit (SERP) provided to Messrs. R. Antin, A. Antin, Fuller and Tauber, the consulting contracts that were entered into with our Chief Executive Officer and Chief Operating Officer in 2011 and the single trigger and excise tax gross ups included in the Employment Agreements for our Chief Executive Officer and certain of our other Named Executive Officers upon a change in control.

The Compensation Committee carefully considered the feedback received from our stockholders as part of its ongoing evaluation of all elements of the Company’s executive compensation program. In response to this feedback, the Compensation Committee has taken the following actions:

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Change in Policy Regarding Long-Term Equity Grants. Prior to 2012, the Compensation Committee had made periodic grants of long-term equity awards to our Named Executive Officers. The frequency of those awards varied and was rarely made on an annual schedule. When awarded the Compensation Committee would take into account the gap in time since the prior award when fixing the size of any particular grant. In 2011, the Compensation Committee made grants of long-term incentives in the form of mega-grants (the first grant since 2008). When it made these awards, it was the Compensation Committee’s view that they were in part retrospective awards to cover the 2009-2011 performance years. This view was not shared by some of the institutional advisory services or some of the Company’s institutional stockholders. A strong preference was indicated for annual grants of smaller sizes resulting in total direct compensation for the year that was more comparable with our Comparison Group. The Compensation Committee adopted the policy of considering long-term incentive grants on an annual basis. This policy was implemented and reflected in the executive compensation program adopted by the Compensation Committee in 2012.

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Selection of Performance Metrics. Some of our institutional stockholders suggested that the Company adopt multiple performance metrics for its short-term and long-term incentive programs. For 2012, the performance metrics for our long-term incentive awards were expanded to include revenue in addition to Adjusted EBITDA and the two factors were provided different weighting in the two programs. In addition, the Compensation Committee (x) modified the short-term incentive program to permit the Compensation Committee to take into account other important factors such as market and industry leadership, stock performance and a strong balance sheet providing opportunities for growth or stock repurchases when exercising negative discretion in accordance with Section 162(m) of the Internal Revenue Code and (y) added stock performance as an alternative measure for the long-term incentive awards.

•	Adoption of Multi-Year Performance Periods. Performance periods for the restricted stock units were extended to include periods from 2012 through 2014.

•

Change in Mix in Long-Term Incentive Grants. In 2011, long-term incentive grants were exclusively in the form of restricted stock. In 2012, the Compensation Committee issued two-thirds of the total award (based on dollar volume) in the form of performance based restricted stock units and one-third (based on dollar value) in non-qualified five-year stock options. The Compensation Committee recognized that while one of the principal stock advisory services does not consider time-vested stock options to be performance-based, the Compensation Committee views stock options as providing a direct correlation to the performance of the Company’s stock because the executives do not realize significant value unless the operating performance of the Company drives increases in the Company’s stock price.

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Peer Group Modifications. With the advice of our independent compensation consultant, two of the companies in our Comparison Group, PetSmart, Inc. and Tiffany & Co., were removed given that their revenue size is outside of our defined parameters and Chico’s FAS, Inc., The Cheesecake Factory Incorporated and GNC Holdings, Inc. were added, resulting in a Comparison Group that reflects a larger sample size and one that is more closely aligned to the size and positioning of the Company. The resulting Comparison Group consists of 7 healthcare peers and 5 general industry peers, all with similar operating models to the Company.

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Stock Ownership and Retention Guidelines. In 2012, we adopted stock ownership and retention guidelines under which our directors are expected to maintain stock ownership of at least 4x their annual cash retainer, our Chief Executive Officer is expected to maintain stock ownership of at least 4x base salary and our other Named Executive Officers are expected to maintain stock ownership of at least 2x base salary. Named Executive Officers must also retain for 24 months, 100% of net shares acquired from the exercise of options or the vesting of restricted stock granted under our Equity Incentive Plan.

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Anti-Hedging Policy. We modified our policies to clarify that any form of hedging activities in Company stock by our executives and our directors, including any transactions designed to minimize the risk inherent in owning the Company’s common stock, is expressly prohibited.

•

The Value of Our Long-Term Incentive Awards to our Executive Officers is Dependent on the Long-Term Appreciation in our Common Stock. The combined effect of the time-vesting for both our restricted stock awards and non-qualified stock options, our newly adopted stock ownership and retention guidelines and the requirement that, once vested, net shares acquired from the exercise of options and vested restricted stock grants must be held for 24 months, results in the ultimate value of our long-term equity awards to our Named Executive Officers being directly tied to future stock performance of our common stock. Under our programs, equity awards granted in 2012 may first be sold by our executive officers beginning in the years 2015 – 2018, depending on when such equity awards vest.

The Compensation Committee reviewed the concerns raised by certain stockholders regarding the SERP and consulting agreements previously entered into by the Company. These arrangements were entered into in 2010. The Company entered into SERPs with our four most senior Named Executive Officers in recognition of their more than 20 years of service to the Company and to provide continued incentives to retain their services. Prior to 2010, the Company had not provided any deferred compensation, life insurance, disability insurance, or other retirement benefits for the applicable Named Executive Officers, other than continuation of medical coverage. The SERPs are structured so that full payment benefits vest over periods ranging from 3-5 years, which provide an additional retention incentive for our four most senior Named Executive Officers. Considering the failure of the Company to have previously provided a retirement benefit and the long-term service of the four Named Executive Officers, the Compensation Committee determined that it was appropriate to maintain these arrangements in place.

In addition the Compensation Committee determined that the consulting agreements with the Chief Executive Officer and Chief Operating Officer are beneficial to the Company. Each of the Chief Executive Officer and the Chief Operating Officer are co-founders of the Company. These agreements are intended to effect a smooth and orderly transition of the duties and leadership to their successors, to allow the Company to take advantage of their special knowledge of the industry, the Company and our customers and to protect trade secret information obtained by the officers during the course of their employment during the term of their consulting agreements and thereafter.

The Compensation Committee also considered the stockholders views with respect to the single-trigger and excise tax gross ups included in the Employment Agreements with our Chief Executive Officer and Chief Operating Officer. The Compensation Committee noted that these agreements had been entered into in 2001 and had not been materially amended since that time. These provisions are contractual rights that cannot be unilaterally altered by the Company. However, the Compensation Committee has adopted the policy, currently in effect, that the Company shall not enter into any new employment providing for automatic renewal features or any new employment agreements or severance arrangements with executive officers providing for a single trigger or excise tax gross ups on a change in control or severance payments on a change in control equal to more than three times total annual compensation.

Executive Compensation Program Objectives and Overview

We believe that compensation of our Named Executive Officers and other officers should be directly and materially linked to our operating performance. We believe that the performance of individual officers is best viewed through the impact of their performance on our performance as reflected by achievement of annual Company performance goals that we consider to be drivers of long-term stockholder value. As a result, for our Named Executive Officers, our compensation programs focus on the Company’s performance, rather than individual performance. This compensation program recognizes that our executives with the most senior leadership positions within our organization have the greatest ability to influence our performance. As a result, both the annual and long-term incentive awards as a percentage of total direct compensation for our Named Executive Officers are greater than that of our other employees.

The fundamental objectives of our executive compensation program are to attract, retain and motivate top-quality officers through compensation that is competitive with the market and industry in which we compete for talent and aligns the interests of our officers and senior management with the interests of our stockholders. We seek to promote service longevity and to provide our executives with long-term wealth accumulation opportunities, assuming that we are able to maintain a high-level of financial and stock performance. The Compensation Committee evaluates both performance and compensation annually to ensure that we maintain our ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of our Comparison Group (as discussed below).

Overall, we have designed our executive compensation program to:

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support our business strategy and business plan by clearly communicating what is expected of our Named Executive Officers and other officers with respect to goals and by rewarding them for the achievement of results relative to goals;

•	recruit, motivate and retain executive talent; and

•	create a direct performance alignment with value for stockholders.

We believe that each element of our executive compensation program (as described below) helps us to achieve one or more of our compensation objectives.

Overview of Executive Compensation Determinations

In setting compensation for our Named Executive Officers, the Compensation Committee reviews our performance over the prior three years, focusing in particular on our revenue and Adjusted EBITDA growth in relation to performance goals established for the year, each Named Executive Officer’s individual circumstances, including cash and equity-based compensation paid to each Named Executive Officer in the past three years and prior periods, as well as the accumulated value of all cash and equity-based compensation awarded to each Named Executive Officer. The Compensation Committee also conducts discussions with our Chief Executive Officer regarding the performance of our other Named Executive Officers, and meets in executive sessions to discuss the performance of the Chief Executive Officer. Those discussions, together with the Compensation Committee’s review of each Named Executive Officer’s historical compensation and accumulated long-term incentive pay, allow the Compensation Committee to make compensation decisions in light of each Named Executive Officer’s achievement and other circumstances.

Compensation Decision Making Process

The Compensation Committee oversees our executive compensation and benefit plans and practices, while establishing management compensation policies and procedures to be reflected in the compensation program offered to our executive officers. The Compensation Committee operates under the written charter approved by the entire Board of Directors, a copy of which is available at http://www.vcaantech.com. When necessary, the Compensation Committee recommends amendments to its charter to the Board of Directors for approval.

The Compensation Committee has the authority to retain independent counsel or other consultants, as it deems necessary, in connection with its responsibilities at the Company’s expense. The Compensation Committee engaged Mercer in 2012 to assist the Compensation Committee by reviewing and updating the relevant group of peer companies against which to assess the Company’s executive and director compensation, providing market data on the Named Executive Officers’ and non-executive directors’ compensation and reviewing the Company’s executive and director compensation plans or practices to advise whether any such plans or practices should be modified to improve effectiveness.

The Compensation Committee may request that any of our directors, officers or employees, or other persons attend its meetings to provide advice, counsel or pertinent information as the Compensation Committee requests.

Our Chief Executive Officer is involved in the design and implementation of our executive compensation programs. He typically provides his input through consultation with the Chairman of the Compensation Committee and typically is not present at Compensation Committee meetings. Our Chief Executive Officer annually reviews the performance of each executive officer (other than the Chief Executive Officer whose performance is reviewed by the Compensation Committee) and presents his conclusions and recommendations regarding base salary and incentive award amounts for each executive officer (other than the Chief Executive Officer) to the Compensation Committee for its consideration. The Compensation Committee can exercise its discretion in accepting, rejecting and/or modifying any such executive compensation recommendations.

Compensation Program Elements

Our compensation program for our Named Executive Officers consists of a number of elements that support our compensation objectives. A brief description of each element is highlighted below:

Total Direct Compensation	Compensation Element	Characteristics	Primary Purpose
	Base Salary	• Fixed cash compensation. • Increases primarily driven by individual performance and market positioning • Used to calculate other components of compensation	• Provides a competitive fundamental level of cash compensation based on individual performance, level of responsibility, and experience • Supports the attraction of talented executives
	Annual Cash Bonus	• Annual variable cash compensation based on performance. • Bonus target set as a percentage of base salary	• Rewards executive for short-term Company and individual performance • Supports the attraction and retention of talented executives
Long-term Equity Incentives

•   Two thirds in the form of performance based restricted stock units with one-year, cumulative two-year and cumulative three-year financial goals

•   One third in the form of stock options which expire 5 years from date of grant

•   Earned restricted stock units (by reference to performance measures) and stock options subject to four year vesting from date of grant

•   Benefits realized will depend on our stock price, achievement of performance goals, and continued service with the Company

•   Links the interests of the executive to the interests of the Company’s stockholders through increases in Company’s stock price over time

•   Rewards executive for Company and individual performance

•   Supports the attraction and retention of talented executives

Other Benefit Plans and Programs		• Perquisites and other executive benefits • Retirement, termination and other separation of service benefits	• Supports the attraction and retention of talented executives

Base Salary

Our employees are paid a fixed base salary based on the responsibilities of their positions, the skills and experience required for the job, business performance, labor market conditions and by reference to market median salary levels. Our Named Executive Officers’ salaries are reviewed annually and salary increases typically take effect in July of each year, unless business circumstances require otherwise.

Annual Cash Bonuses

Our annual cash performance awards and bonuses are intended to reward our Named Executive Officers for performance over our fiscal year. They also align our Named Executive Officers’ interests with those of our stockholders and help us attract, motivate and retain executives. Our Compensation Committee has designed our annual cash awards to give the Compensation Committee greater flexibility to consider all aspects of performance and other factors the Compensation Committee considers relevant without affecting the availability of the Company’s tax deduction for qualified performance based compensation under Section 162(m) of the Internal Revenue Code. The Compensation Committee approves pre-established objective performance goals in accordance with the VCA Antech, Inc. 2007 Cash Incentive Plan. Under this plan, each participant is eligible to receive a predetermined maximum annual award if the maximum objective performance levels have been satisfied. The Compensation Committee then exercises its discretion in determining the actual cash incentive awards based on pre-established performance goals at the minimum, target and maximum performance levels and taking into account other important factors, including the recommendation of our Chief Executive Officer (other than with respect to his own bonus), Adjusted EBITDA and revenue for fiscal 2012, market and industry leadership, 2012 stock performance, unit performance (in the case of the President, Antech Diagnostics) and an assessment of the strength of the balance sheet at the end of the year.

Equity Compensation

The Company’s equity compensation is an important element of our overall compensation program, and is designed to reward participants the way stockholders are rewarded: through growth in the value of our common stock. At the end of fiscal 2012, approximately 164 employees held equity awards under the Company’s Equity Incentive Plan. The purpose of the grants is to align employees’ interests with the interests of our stockholders, reward employees for enhancing stockholder value, encourage retention and provide a means to increase ownership of our common stock. We also grant equity awards on a selective basis as part of new hire agreements, to encourage retention or to reward extraordinary results.

The level of long-term incentive compensation is determined based on an evaluation of competitive factors in conjunction with total direct compensation provided to Named Executive Officers and the overall goals of the compensation program described herein. We do not have, nor do we intend to have, a program, plan or practice to select the grant dates of equity awards for Named Executive Officers in coordination with the release of material non-public information. Although there is no specified grant date for equity awards, the Compensation Committee has adopted a policy pursuant to which it will, at a regularly scheduled Compensation Committee meeting, set in advance of the meeting date, consider the grant of equity awards to the Named Executive Officers. The Compensation Committee adopted this policy to mitigate against the perception that grant dates are set to achieve benefits for the Named Executive Officers.

Our Compensation Committee granted equity awards to our Named Executive Officers in fiscal year 2012 and 2011. Prior to 2011, the last time equity awards were granted to our Named Executive Officers was in fiscal year 2008. A component of the equity awards granted to Named Executive Officers are equity performance awards which are tied to achieving pre-established objective performance goals established pursuant to our Equity Incentive Plan. Under this plan, each participant is eligible to receive a predetermined maximum annual award if the maximum objective performance levels have been satisfied. Lower awards are set for target performance and minimum threshold performance.

The purpose of the equity performance awards is to reward our Named Executive Officers for performance over our fiscal year, align our Named Executive Officers’ interests with those of our stockholders and help us attract, motivate and retain executives by ensuring that our compensation programs are competitive with our peer companies. The Compensation Committee’s goal is that, on average over any three year period, the equity awards granted to our Named Executive Officers be reasonably comparable to the aggregate equity awards granted by our peer companies to their named executive officers over the same period.

Perquisites and Other Executive Benefits

In order to better enable us to attract and retain highly skilled executive and other officers and to round out a competitive compensation package for our executive and other officers, we provide our executive and other officers with perquisites and other personal benefits that we believe are reasonable and consistent with our overall compensation philosophy and objectives. The Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to our Named Executive Officers.

The Named Executive Officers, among other things, are provided use of automobiles and are reimbursed for their out-of-pocket medical expenses.

Determination of Fiscal Year 2012 Compensation

Base Salaries

The Compensation Committee typically reviews and adjusts base salaries effective on July 1 of each year. In 2012, the Compensation adjusted base salaries for our Named Executive Officers for the first time since 2010. In adjusting base salaries the Compensation Committee takes into account that the market capitalization and revenues of the Company is smaller than many of the companies included our Comparison Group and targets base salaries for our Named Executive Officers between the 25th and 50th percentile when compared to our Comparison Group. Effective July 1, 2012, the Compensation Committee raised base salaries for our Named Executive Officers for fiscal 2012 by approximately 4.0%, as follows:

Named Executive Officer	2011 Base Salary	2012 Base Salary

Robert L. Antin	$928,013	$965,000

Arthur J. Antin	$590,554	$615,000

Neil Tauber	$399,327	$415,000

Tomas W. Fuller	$399,327	$415,000

Josh Drake	$338,000	$352,000

Annual Cash Bonuses

For fiscal 2012, the Compensation Committee established maximum individual cash award opportunities for our Named Executive Officers pursuant to a specific formula tied to the Company’s fiscal 2012 Adjusted EBITDA2 and revenue for fiscal 2012, which were weighted 80% for the attainment of the Adjusted EBITDA goal and 20% for the attainment of the revenue goal. The Compensation Committee then exercises its discretion in determining the actual cash incentive awards based on pre-established performance goals at the minimum, target and maximum performance levels and taking into account other important factors such as the recommendation of the Company’s Chief Executive Officer (other than with respect to his own bonus), market and industry leadership, 2012 stock performance, unit performance (in the case of the President, Antech Diagnostics) and an assessment of the strength of our balance sheet at the end of the year. The Compensation Committee selected Adjusted EBITDA and revenue as the performance metrics because they also indicate the level of success of the Company’s strategy to sustain strong operating cash flows and profitability. The Compensation Committee used Adjusted EBITDA, rather than EBITDA, because it excludes the effect of significant items that the Compensation Committee believes are not representative of our core operations for the period presented. Additionally, in establishing the maximum cash award opportunity for the President, Antech Diagnostics, the Compensation Committee also established other individual performance metrics relating to the performance of the economic objectives for Antech Diagnostics.

[2]	Adjusted EBITDA is based on our Consolidated Adjusted EBITDA (as defined in our principal bank agreement), as further adjusted by (a) adding (1) amortization or write-off of debt discount, (2) integration costs incurred in connection with business combinations, (3) extraordinary, unusual or non-recurring losses or expense (including, without limitation, impairment charges, severance expenses, non-recurring retention bonuses, inducement payments to newly hired employees and restructuring costs), (4) charges resulting from foreign exchange losses and (5) reasonable expenses related to equity offerings or acquisitions, recapitalizations, divestitures or asset sales and (b) subtracting income resulting from foreign exchange gains.

Following the end of the fiscal year, a payout factor is calculated using the year-end results against the target for the financial measures. The Adjusted EBITDA and revenue goals are assessed independently of each other and scaled above or below their respective targets in the manner set forth below. The percentages indicated refer to the percentage of base salary payable as an annual bonus at each of the indicated thresholds.

Name	Title	Minimum	Target	Maximum

Robert L. Antin	Chief Executive Officer	50%	100%	225%

Arthur J. Antin	Chief Operating Officer	45%	90%	110%

Tomas W. Fuller	Chief Financial Officer	35%	70%	90%

Neil Tauber	Sr. VP of Development	35%	70%	90%

Josh Drake	Pres. of Antech Diagnostics	35%	45%	60%

The chart below sets out the Adjusted EBITDA and revenue goals for purposes of the 2012 annual bonuses and actual results. The Adjusted EBITDA goal receives 80% weighting and the revenue goal receives 20% weighting.

Financial Objective	Minimum	Target	Maximum	Actual Results
Adjusted EBITDA	$278.7m	$290.0m	$312.4m	$303.4m
Revenue	$1,616.1m	$1,675.0m	$1,794.4m	$1,700.0m

In the first quarter of fiscal 2013, the Compensation Committee determined to award annual bonuses at the target level notwithstanding that performance achieved by the Company exceeded the amounts indicated. Generally the annual bonus payouts reflect the Compensation Committee’s assessment that, while the 2012 financial performance was strong in light of the general trends in the economy, the increase in the Company’s stock price (6.5% over 2011 based on the closing price of the Company’s stock as of the last trading day of 2011 and 2012) continued to reflect modest returns to the Company’s stockholders.

2012 Long-Term Equity Incentive Awards

In 2012 the Compensation Committee granted long-term equity incentive awards to our Named Executive Officers. The 2012 long-term equity incentive awards consisted of grants of non-qualified stock options representing the right to purchase one share of Company common stock and performance-contingent restricted stock units representing the right to receive shares of Company common stock (“RSUs”). In determining the number of options and RSUs subject to the long-term equity incentive awards, the Compensation Committee considered Mercer’s market assessment for all of our Named Executive Officers and our Chief Executive Officer’s recommendations for all of our Named Executive Officers (other than himself).

The Compensation Committee allocated the total long-term incentives two-thirds to RSUs and one-third to non-qualified stock options because such an allocation enables the Company to compensate the Named Executive Officers based on a combination of stock price appreciation and operating results that are consistent with the Company’s long-term strategy. The Compensation Committee believes that stock options directly align our Named Executive Officer’s interest with our stockholders’ interest because any actual realized value from stock options requires appreciation in the Company stock price, whereas RSUs vest and are paid in common stock based upon attainment of specific business objectives over the relevant performance periods.

The total annual long-term incentive opportunity for each Named Executive Officer is established by the Compensation Committee in terms of dollars. For each type of award (options or RSUs), a market competitive grant is determined by dividing the value of each equity award by the Black-Scholes value for options and the market value of the Company’s common stock for RSUs, in each case as of the date of grant.

Stock Options

Stock options are intended to reward our Named Executive Officers for long-term stock price appreciation. The Compensation Committee believes that stock options directly align our Named Executive Officers’ interest with our stockholders’ interest because any actual realized value from stock options requires appreciation in the Company stock price. Our Named Executive Officers were awarded options to purchase shares of Company common stock as set forth below. The options were granted at an exercise price equal to the market value of the Company’s common stock on the date of grant.

Named Executive Officer	Number of Options	Implied Value(1)

Robert L. Antin	232,435	$1,273,744

Arthur J. Antin	79,239	$434,230

Neil Tauber	47,544	$260,541

Tomas W. Fuller	36,978	$202,639

Josh Drake	34,337	$188,167

(1)	Assumes a Black-Scholes value of $5.48 per option.

The stock options vest in four equal annual installments (rounded up to the nearest whole share) on August 27, 2013, 2014, 2015, and 2016 provided the Named Executive Officer continues to be employed by us as an executive officer as of such date.

Restricted Stock Units

For 2012 the Compensation Committee granted performance-contingent restricted stock units representing the right to receive shares of Company common stock. RSUs are designed to complement stock options and vest and are paid in common stock based upon attainment of specific business objectives over the relevant performance periods.

The RSUs units are subject to both “performance-based” and “time-based” vesting. The Compensation Committee selected Adjusted EBITDA and revenue as the performance goals on which the RSUs would be earned by our Named Executive Officers. Achievement of each performance goal is calculated independent of the other and each performance goal receives equal weighting.

The RSUs may be earned by the Named Executive Officers upon achievement of one-year, two-year cumulative and three-year cumulative financial goals for the periods from 2012 through 2014. The target performance levels are the same for each Named Executive Officer. Up to 50% of the maximum number of RSUs awarded can be earned by satisfying the performance goal in 2012, which looks at Adjusted EBTIDA and revenue for the period ending December 31, 2012. The remaining RSUs (including any RSUs not earned in 2012) can be earned by meeting the cumulative performance goal for either 2013 or 2014, which looks at growth rates of Adjusted EBTIDA and revenue for the 24 and 36 month periods ending December 31, 2013 and 2014, respectively.

Regardless of satisfaction of the Adjusted EBITDA and revenue performance goals, if the Company’s average closing per share sales price as quoted on NASDAQ for any five consecutive trading days in December 2012, 2013, or 2014, reaches pre-determined levels, then 50%, 100% and 100% of the target award of RSUs will be deemed “earned” as of January 2, 2013, 2014 and 2015, respectively. A maximum of 100% of the target award of RSUs may be earned upon satisfaction of the per share goal. RSUs in excess of the target award may still be earned if the appropriate revenue performance goals are satisfied.

The RSUs which may be earned upon achievement of the pre-established performance goals are as follows:

Named Executive Officer	Minimum Performance Goal		Target Performance Goal		Maximum Performance Goal
	RSUs	Implied Value (1)	RSUs	Implied Value (1)	RSUs	Implied Value (1)

Robert L. Antin	80,957	$1,533,333	154,875	$2,933,333	228,793	$4,333,333

Arthur J. Antin	36,959	$700,000	52,798	$1,000,000	68,638	$1,300,000

Tomas W. Fuller	21,119	$400,000	31,679	$600,000	42,239	$800,000

Neil Tauber	14,080	$266,667	24,639	$466,667	35,199	$666,667

Josh Drake	14,960	$283,333	22,879	$433,333	30,799	$583,333

(1)	Implied values are based on the market value of the Company’s common stock on the date of grant.

The chart below sets out the Adjusted EBITDA and revenue performances goals established for the 2012 performance period and actual 2012 results.

Performance Goals	Minimum	Target	Maximum	Actual Results
Adjusted EBITDA	$278.7m	$290.0m	$312.4m	$303.4m
Revenue	$1,616.1m	$1,675.0m	$1,794.4m	$1,700.0m

In order to earn RSUs in excess of that awarded for achieving the target performance goal, the Company is required to materially exceed target performance. The Compensation Committee believed that the performance required to earn an award at the minimum performance goal was reasonably attainable, but that the performance required to earn an award at the target performance goal and maximum performance goal was more challenging.

In March 2013, the Compensation Committee certified that the Company had satisfied the target performance goals. While the Company exceeded target performance in 2012 for both the Adjusted EBITDA and revenue measure, the excess performance was not sufficient to earn a higher number of RSUs for the period. The alternative stock price measure was not achieved for fiscal 2012. As a result, each Named Executive Officer earned the following equity performance award for 2012, which represented 50% of the granted award at the target performance level:

Named Executive Officer	Number of RSUs Earned	Implied Value (1)

Robert L. Antin	77,438	$1,466,676

Arthur J. Antin	26,400	$500,016

Neil Tauber	15,840	$300,010

Tomas W. Fuller	12,320	$233,341

Josh Drake	11,440	$216,674

(1)	Implied values are based on the market value of the Company’s common stock on the date of grant.

The RSUs earned will vest in four installments, 25% (rounded up to the nearest whole share) on each of August 27, 2013, August 27, 2014, August 27, 2015, and August 27, 2016 provided the Named Executive Officer continues to be employed by us an executive officer as of such date. The earned portion of any Named Executive Officer’s equity performance award will cease to vest on such date as such Named Executive Officer ceases to be employed by us as an executive officer and shall not continue to vest during the pendency of any non-senior executive employment with, or consultancy arrangement with, us. As a consequence, the ultimate value of the awards will depend on the performance of the Company’s stock over this four-year period.

Additional Compensation Matters

Market Analysis

In establishing annual compensation for our Named Executive Officers, the Compensation Committee takes into account compensation levels at similarly situated companies for similar positions, referred to as benchmarking, in establishing base salaries, annual cash performance awards and/or cash bonuses and equity awards for our Named Executive Officers. The Compensation Committee uses benchmarking as a point of reference for measurement, and the Compensation Committee has discretion in determining how much weight to place on the benchmarking analysis. Benchmarking helps the Compensation Committee assess whether the individual pay components and total direct compensation of our Named Executive Officers are appropriate when compared to industry standards. With the assistance of its compensation consultant, the Compensation Committee identified a group of comparison companies for benchmarking purposes, which we refer to as our “Comparison Group”.

The Compensation Committee generally positions total direct compensation (assuming performance at the target level) for our Named Executives between the 50th and 75th percentile of the Comparison Group. However, the Compensation Committee has taken into account that the market capitalization and revenues of the Company is smaller than many of the companies included in our Comparison Group and has positioned total direct compensation (assuming performance at the target level) of our Chief Executive Officer and our President, Antech Diagnostics near the 25th percentile of the Comparison Group.

In 2012, the Compensation Committee engaged Mercer as its compensation consultant. Among other things, Mercer assisted the Compensation Committee in updating the Company’s Comparison Group. Mercer selected and proposed companies for inclusion in the comparison group that have similar revenues, revenue growth, business focus and operating models as compared to the Company. Our Comparison Group includes 12 companies (named below) with similar revenues, revenue growth, business focus and operating models as the Company. There are only a small number of animal health care companies that are public, so the Compensation Committee has included in the Comparison Group companies in the healthcare industry and growth companies in other industries that require multiple locations and a large employee base, such as retail, restaurants, leisure facilities and specialty stores, with a focus on companies with a revenue base of between $600 million and $3.0 billion.

The Compensation Committee reviewed Mercer’s proposals and selected the following Comparison Group:

C.R. Bard, Inc.	Chipotle Mexican Grill, Inc.	Chico’s FAS, Inc.
GNC Holdings, Inc.	Guess?, Inc.	HealthSouth Corporation
Hologic, Inc.	Idexx Laboratories, Inc.	Lincare Holdings Inc.
Magellan Health Services, Inc.	Mednax, Inc.	The Cheesecake Factory Incorporated

The Comparison Group for 2012 was updated from the comparison group established for 2011 by the removal of PetSmart, Inc. and Tiffany & Co., because they no longer fell within the metrics established for the Comparison Group, and the addition of Chico’s FAS, Inc., The Cheesecake Factory Incorporated and GNC Holdings, Inc. The Compensation Committee believes that this Comparison Group is representative of companies within our industry, companies of similar complexity to us or companies within our geographic proximity with whom we compete for talented employees. The information gathered from this Comparison Group included base salary, annual cash performance awards and/or cash bonuses and equity awards.

In addition to benchmarking, the Compensation Committee reviews the Named Executive Officer’s historical compensation, the Named Executive Officer’s compensation in relation to other officers and corporate performance. The Compensation Committee also takes into account internal equity considerations in making its executive compensation decisions.

Supplemental Executive Retirement Programs

We have entered into SERPs with our four most senior Named Executive Officers in recognition of their more than 20 years of service to the Company and to provide continued incentives to retain their services. Prior to 2010, the Company had not provided any deferred compensation or other retirement benefit for the applicable Named Executive Officers, other than continuation of medical coverage. The SERPs are structured so that full payment benefits vest over periods ranging from 3-5 years, which provide an additional retention incentive for our four most senior Named Executive Officers. Details of the SERP benefits and the amounts accrued by each applicable Named Executive Officer are found under the heading “Pension Benefits” on page 44 of this Proxy Statement.

Post-Termination Consulting Agreements

We have entered into agreements with our Chief Executive Officer and Chief Operating Officer for the provision of consulting services following the termination of their service to the Company. Each of the Chief Executive Officer and the Chief Operating Officer has been employed by the Company since it was founded. These agreements are intended to effect a smooth and orderly transition of the duties and leadership to their successors, to allow the Company to take advantage of their special knowledge of the industry, the Company and our customers and to protect trade secret information obtained by the officers during the course of their employment during the term of their consulting agreements and thereafter. Each agreement was reviewed and approved by the Compensation Committee and subsequently by the full Board of Directors. Details of the consulting agreements are described under “Employment Agreements; Post-Retirement Medical Benefits Coverage Agreements; Post-Termination Consulting Agreements; SERP Agreements; Payments Upon Termination and Change in Control” on page 45 of this Proxy Statement.

Termination and Change in Control Payments

We have entered into employment agreements with three of our Named Executive Officers and into severance agreements with our other two Named Executive Officers. These agreements, which are designed to promote stability and continuity of senior management, provide for termination and Change in Control payments. We also have entered into post-retirement medical benefits coverage agreements with our four most senior Named Executive Officers as recognition of each officer’s extended service to the Company. A summary of these severance payments and post-termination benefits is set forth under the heading “Employment Agreements; Post-Retirement Medical Benefits Coverage Agreements; Post-Termination Consulting Agreements; SERP Agreements; Payments Upon Termination and Change in Control” on page 45 of this Proxy Statement.

Policy on Recovering Performance-Based Compensation in the Event of a Restatement

We may, to the extent permitted by applicable law, cancel or require reimbursement of any performance-based compensation arrangements (including any performance based annual bonus awards and long-term incentive, equity-based awards) received by an executive officer if and to the extent that: (i) the amount of the award was based on the achievement of specified performance metrics or financial results, and we subsequently restate those financial results; (ii) in the Compensation Committee’s judgment, the executive officer engaged in gross negligence, fraud or misconduct that directly caused or contributed to the need for the restatement; and (iii) the executive officer’s award would have been lower if the financial results in question had been properly reported. In such a case, we will seek to recover from the executive officer the amount by which the actual award paid or earned for the relevant period exceeded the amount that would have been paid or earned based on the restated financial results. The policy provides that we will not seek to recover compensation paid more than three years prior to the date the applicable restatement is disclosed.

Further, under Section 304 of the Sarbanes-Oxley Act, if we were required to restate our financial results due to material noncompliance with any financial reporting requirements as a result of misconduct, the Chief Executive Officer and Chief Financial Officer could be required to reimburse the Company for (1) any bonus or other incentive-based or equity-based compensation received during the twelve months following the first public issuance or filing with the SEC of the non-complying document and (2) any profits realized from the sale of securities of the Company during those twelve months.

Stock Ownership

Our Board of Directors believes that our executive officers and directors should have a meaningful stake in our Company, which encourages a focus on our long-term success and aligns their interests with the interests of our stockholders. Therefore, we have adopted formal stock ownership and retention guidelines for our Named Executive Officers and non-employee directors:

Position	Minimum Ownership Guidelines
(Dollar Value of Shares)

Directors	4x Annual Cash Retainer
Chief Executive Officer	4x Base Salary
Other Named Executive Officers	2x Base Salary

Shares owned outright, unvested restricted stock and vested options are counted towards these guidelines. Unearned performance shares are not counted toward these guidelines.

Notwithstanding the foregoing, under our policy any Named Executive Officer who is not in compliance with the applicable stock ownership guideline must retain 50% of the net shares of our common stock acquired via the exercise of options or the vesting of restricted stock granted under the Company’s equity incentive programs, until the guideline has been met.

In addition, any Named Executive Officer who acquires shares of our common stock via the exercise of options or the vesting of restricted stock granted after the adoption of the stock ownership and retention guidelines in 2012 under the Company’s equity incentive programs must retain 100% of the net shares acquired for at least 24 months following the applicable vesting date or until such time as the individual ceases to be a Named Executive Officer of the Company. For the purposes of this and the prior paragraph, “net shares” means the shares remaining after taking into account the sale of shares to pay taxes and/or the option exercise price. Certain exclusions apply to these retention requirements, including transfers for estate planning purposes and transfers to family members if the recipients thereof agree to be bound by the retention requirements.

As of December 31, 2012, all of our directors and Named Executive Officers complied with our stock ownership and retention guidelines.

Tax Implications

The Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that the Company may not deduct non-performance based compensation of more than $1,000,000 that is paid to certain executive officers. However, in order to maintain flexibility in compensating our Named Executive Officers in a manner designed to promote varying corporate goals, we have not adopted a policy that all compensation must be deductible. All compensation paid to the Named Executive Officers for fiscal year 2012 will be fully deductible.

Summary Compensation Table

The following table sets forth all compensation paid or earned by Named Executive Officers for services rendered to us for the years ended December 31, 2012, 2011 and 2010.

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
			(1)	(2)	(2)	(3)	(4)	(5)
Robert L. Antin, Chairman of the Board, Chief Executive Officer and President	2012	$945,795	--	$1,466,676(6)	$1,273,744	$965,000	$91,943	$94,171	$4,837,329
	2011	$928,013	--	$10,115,000(6)	$--	$928,013	$223,751	$83,818	$12,278,595
	2010	$910,167	--	$--	$--	$928,013	$3,340,973	$87,161	$5,266,314

Arthur J. Antin, Chief Operating Officer and Senior Vice President	2012	$602,307	--	$500,016(7)	$434,230	$553,500	$68,924	$66,490	$2,225,467
	2011	$590,554	--	$5,057,500(7)	$--	$531,499	$158,410	$75,151	$6,413,114
	2010	$579,197	--	$--	$--	$531,498	$2,365,317	$59,797	$3,535,809

Neil Tauber, Senior Vice President of Development	2012	$406,862	--	$233,341(8)	$202,639	$290,500	$297,791	$79,297	$1,510,430
	2011	$399,327	--	$2,225,300(8)	$--	$279,529	$272,999	$83,604	$3,260,759
	2010	$391,648	--	$--	$--	$279,529	$223,898	$65,548	$960,623

Tomas W. Fuller, Chief Financial Officer, Vice President and Secretary	2012	$406,862	--	$300,010(9)	$260,541	$290,500	$249,167	$41,577	$1,548,657
	2011	$399,327	--	$2,427,600(9)	$--	$279,529	$228,423	$32,550	$3,367,429
	2010	$391,648	--	$--	$--	$279,529	$187,339	$26,032	$884,548

Josh Drake, President, Antech Diagnostics	2012	$344,462	--	$216,674(10)	$188,167	$158,400	$--	$31,602	$939,305
	2011	$338,000	--	$1,011,500(10)	$--	$125,000	$--	$32,653	$1,507,153
	2010	$331,500	$23,189	$445,720	$--	$111,811	$--	$23,466	$935,686

(1)	All of the bonuses paid to the Named Executive Officers as reflected in this column were discretionary cash bonuses.

(2)	In accordance with SEC requirements, these amounts reflect the aggregate grant date fair value computed in accordance with the provisions of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718 related to awards to executive officers in fiscal 2010, 2011, and 2012. No estimate of forfeitures has been included in such calculations. For the assumptions used in the calculation of these amounts see Note 10 to the Company’s audited financial statements in the Company’s Annual Report for the fiscal year ended December 31, 2012.

(3)	The amounts in this column represent the cash awards paid for the applicable fiscal year to the Named Executive Officers under the VCA Antech, Inc. 2007 Cash Incentive Plan, which is discussed in further detail on pages 30 and 32 of this Proxy Statement.

(4)	The amounts in this column represent the aggregate change in the actuarial present value of each Named Executive Officer’s accumulated benefit under his SERP. Additionally, the amounts in this column for Mr. Tauber and Mr. Fuller reflect an increase in the vested percentage under his SERP. Details of the SERP benefits and the amounts accrued by each applicable Named Executive Officer are found under the heading “Pension Benefits” on page 44 of this Proxy Statement.

(5)	All Other Compensation for the fiscal year ended December 31, 2012, consists of the following:

	Robert L. Antin	Arthur J. Antin	Neil Tauber	Tomas W. Fuller	Josh Drake
Automobile lease, auto insurance and auto maintenance (a)	$49,890	$38,318	$39,429	$15,906	$9,600
Medical insurance premiums and reimbursements	$43,469	$27,374	$38,668	$24,471	$22,002
401(k) Company contribution	$812	$798	$1,200	$1,200	$--

Total	$94,171	$66,490	$79,297	$41,577	$31,602

(a)	For disclosure purposes, the annual cost of the Company leased automobile was determined based on 100% of the Annual Lease Value as provided in the Internal Revenue Code.

(6)

These amounts reflect the grant date fair value based upon achievement of the target performance goal for 2012, excluding the effect of estimated forfeitures. The amounts reported do not reflect compensation actually received by Mr. R. Antin. If the highest level of performance were to be assumed the grant date value of the performance awards would be $2,166,667 and $10,115,000 for

2012 and 2011, respectively. The grant date fair value of the performance awards actually earned was $1,466,676 and $10,115,000 for 2012 and 2011, respectively.

(7)	These amounts reflect the grant date fair value based upon achievement of the target performance goal for 2012, excluding the effect of estimated forfeitures. The amounts reported do not reflect compensation actually received by Mr. A. Antin. If the highest level of performance were to be assumed the grant date value of the performance awards would be $650,000 and $5,563,250 for 2012 and 2011, respectively. The grant date fair value of the performance awards actually earned was $500,016 and $5,057,500 for 2012 and 2011, respectively.

(8)	These amounts reflect the grant date fair value based upon achievement of the target performance goal for 2012, excluding the effect of estimated forfeitures. The amounts reported do not reflect compensation actually received by Mr. Tauber. If the highest level of performance were to be assumed the grant date value of the performance awards would be $400,000 and $2,528,750 for 2012 and 2011, respectively. The grant date fair value of the performance awards actually earned was $233,341 and $2,225,300 for 2012 and 2011, respectively.

(9)	These amounts reflect the grant date fair value based upon achievement of the target performance goal for 2012, excluding the effect of estimated forfeitures. The amounts reported do not reflect compensation actually received by Mr. Fuller. If the highest level of performance were to be assumed the grant date value of the performance awards would be $400,000 and $2,731,050 for 2012 and 2011, respectively. The grant date fair value of the performance awards actually earned was $300,010 and $2,427,600 for 2012 and 2011, respectively.

(10)	These amounts reflect the grant date fair value based upon achievement of the target performance goal for 2012, excluding the effect of estimated forfeitures. The amounts reported do not reflect compensation actually received by Mr. Drake. If the highest level of performance were to be assumed the grant date value of the performance awards would be $291,667 and $1,112,650 for 2012 and 2011, respectively. The grant date fair value of the performance awards actually earned was $216,674 and $1,011,500 for 2012 and 2011, respectively.

Grants of Plan-Based Awards in Fiscal 2012

All equity grants to Named Executive Officers were made under the VCA Antech, Inc. 2006 Equity Incentive Plan. The following table sets forth certain information regarding the grant of plan-based equity awards made during the fiscal year ended December 31, 2012.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of 2012 Equity Awards
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	(#)	(#)	($/Sh)	(2)

Robert L. Antin	8/27/12	--	--	--	80,957	154,875	228,793	--	--	--	$2,933,333
	8/27/12	--	--	--	--	--	--	--	232,435	$18.94	$1,273,744
Arthur J. Antin	8/27/12	--	--	--	36,959	52,798	68,638	--	--	--	$1,000,000
	8/27/12	--	--	--	--	--	--	--	79,239	$18.94	$434,230
Neil Tauber	8/27/12	--	--	--	14,080	24,639	35,199	--	--	--	$466,667
	8/27/12	--	--	--	--	--	--	--	36,978	$18.94	$202,639
Tomas W. Fuller	8/27/12	--	--	--	21,119	31,679	42,239	--	--	--	$600,000
	8/27/12	--	--	--	--	--	--	--	47,544	$18.94	$260,541
Josh Drake	8/27/12	--	--	--	14,960	22,879	30,799	--	--	--	$433,333
	8/27/12	--	--	--	--	--	--	--	34,337	$18.94	$188,167

(1)	The amounts shown in these columns reflect the total number of restricted stock units which may be earned at the threshold, target and maximum performance levels with respect of the performance-based restricted stock unit awards granted to the Named Executive Officers in fiscal year 2012. As described in greater detail commencing on page 34 of this Proxy Statement, the threshold represents the number of restricted stock units which may be earned upon achievement of the “low” performance goal; the target represents the number of restricted stock units which may be earned upon achievement of the target performance goal; and the maximum represents the number of restricted stock units which may be earned upon achievement of the “high” performance goal. Up to 50% of the maximum number of RSUs awarded can be earned by satisfying the performance goals in 2012. The restricted stock unit awards will vest in four installments: 25% (rounded up to the nearest whole share) on August 27, 2013; 25% (rounded up to the nearest whole share) on August 27, 2014; 25% (rounded up to the nearest whole share) on August 27, 2015; and the remainder on August 27, 2016.

(2)

In accordance with SEC requirements, with respect to the restricted stock units, these amounts reflect the aggregate grant date fair value based upon achievement of the target performance goal, excluding the effect of estimated forfeitures, and with respect to the stock options, these amounts reflect the aggregate grant date fair value calculated using a Black-Scholes value of $5.48 per option. The amounts reported do not reflect compensation actually received by the Named Executive Officers.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth the number of securities underlying outstanding plan awards for each Named Executive Officer as of December 31, 2012.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
		(#) Exercisable	(#)(1) Unexercisable	($)		(#)	($)(6)	(#)	($)(6)
Robert L. Antin	10/28/2008	195,000	--	$17.04	10/27/2013	--	--
	6/24/2011	--	--	--	--	375,000(2)	$7,893,750	--	--
	8/27/2012	--	232,435	$18.94	8/27/2017	77,438(3)	$1,630,070	77,438(4)	$1,630,070
Arthur J. Antin	10/28/2008	110,000	--	$17.04	10/27/2013	--	--	--	--
	6/24/2011	--	--	--	--	187,500(2)	3,946,875	--	--
	8/27/2012	--	79,239	$18.94	8/27/2017	26,400(3)	$555,720	26,400(4)	$555,720
Neil Tauber	10/28/2008	100,000	--	$17.04	10/27/2013	--	--	--	--
	6/24/2011	--	--	--	--	82,500(2)	$1,736,625	--	--
	8/27/2012	--	36,978	$18.94	8/27/2017	12,320(3)	$259,336	12,320(4)	$259,336
Tomas W. Fuller	10/28/2008	95,000	--	$17.04	10/27/2013	--	--	--	--
	6/24/2011	--	--	--	--	90,000(2)	$1,894,500	--	--
	8/27/2012	--	47,544	$18.94	8/27/2017	15,840(3)	$333,432	15,840(4)	$333,432
Josh Drake	10/28/2008	33,456	--	$17.04	10/27/2013	--	--	--	--
	9/17/2010	--	--	--	--	11,000(5)	$231,550	--	--
	6/24/2011	--	--	--	--	37,500(2)	$789,375	--	--
	8/27/2012	--	34,337	$18.94	8/27/2017	11,440(3)	$240,812	11,440(4)	$240,812

(1)	These options vest in four equal annual installments on August 27, 2013, August 27, 2014, August 27, 2015 and August 27, 2016.

(2)	Reflects shares of restricted stock earned under the performance-based award granted to the Named Executive Officer in fiscal 2011. One-third of the shares of restricted stock reflected on the table (rounded up to the nearest whole share) will vest on June 24, 2013, June 24, 2014 and June 24, 2015.

(3)	The amounts shown in this column reflects shares underlying the restricted stock units granted to the named executive officer in fiscal 2012 and which were earned upon satisfaction of the target performance criteria in fiscal 2012. One-quarter of the shares of restricted stock reflected on the table (rounded up to the nearest whole share) will vest on August, 27, 2013, August, 27, 2014, August, 27, 2015 and August, 27, 2016.

(4)	The amounts shown in this column reflects shares underlying the restricted stock units granted to the named executive officer in fiscal 2012 which may be earned upon satisfaction of the target performance criteria in fiscal 2013 and fiscal 2014. If the performance criteria is satisfied it will vest in full no later than August, 27 2016.

(5)	Reflects shares of restricted stock granted to the Named Executive Officer in fiscal 2010. One-half of the shares of restricted stock reflected on the table (rounded up to the nearest whole share) will vest on September 17, 2013 and September 17, 2014.

(6)	Calculated based on the closing price of the Company’s common stock at the end of the fiscal year ended December 31, 2012.

Options Exercised and Stock Vested

The following table sets forth information regarding the stock option awards that were exercised by each of our Named Executive Officers and restricted stock awards that vested during the fiscal year ended December 31, 2012.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
	(#)	($)(1)	(#)	($)(2)
Robert L. Antin	169,877	$2,013,042	176,763	$3,764,782
Arthur J. Antin	210,000	$2,587,200	86,380	$1,981,661
Neil Tauber	--	$--	41,165	$968,060
Tomas W. Fuller	170,000	$2,014,500	44,853	$1,045,873
Josh Drake	11,544	$47,561	21,750	$479,115

(1)	The dollar amount represents the difference between the aggregate market price of the shares of common stock underlying the options at exercise and the aggregate exercise price of the options.

(2)	The dollar amount represents the aggregate market price of the shares of common stock on the vesting date.

Summary of Equity Compensation Plan

The following table sets forth information concerning all equity compensation plans and individual compensation arrangements in effect during the fiscal year ended December 31, 2012

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity Compensation Plans Approved by Security Holders	2,181,252	$17.20	2,220,937
Equity Compensation Plans Not Approved By Security Holders	--	--	--

Total	2,181,252	$17.20	2,220,937

Pension Benefits

The table below reflects benefits accrued under the SERP for each of Robert L. Antin, Arthur J. Antin, Neil Tauber and Tomas W. Fuller as of December 31, 2012:

Name	Name of Plan	Number of Years of Credited Service (#) (1)	Present Value of Accumulated Benefit ($) (2)	Payments During Last Year ($)
Robert L. Antin	SERP for Robert L. Antin	4	$3,656,667	$0
Arthur J. Antin	SERP for Arthur J. Antin	4	$2,592,651	$0
Neil Tauber	SERP for Neil Tauber	2	$794,688	$0
Tomas W. Fuller	SERP for Tomas W. Fuller	2	$664,930	$0
Josh Drake	--	--	--	--

(1)	For purposes of calculating the present value of the accumulated benefit, each of the SERP Beneficiaries (as defined below) were credited with service through December 31, 2012.

(2)	For purposes of calculating the present value of the accumulated benefit for the SERP Beneficiaries, we used “Final Salary” for Mr. R. Antin as of December 31, 2015 (assuming increases in annual base compensation of 4% per year), for Mr. A. Antin as of December 31, 2014 (assuming increases in annual base compensation of 4% per year), and for Messrs. Tauber and Fuller as of December 31, 2012.

On June 30, 2010, the Company executed a SERP agreement with each of the following Named Executive Officers of the Company: Robert L. Antin, Arthur J. Antin, Neil Tauber and Tomas W. Fuller (each, a “SERP Beneficiary”). Pursuant to each SERP agreement, each SERP Beneficiary will be entitled to monthly benefit payments when he reaches a specified age identified in the chart below (the “Benefit Commencement Date”). The annual amount of the benefit payments to each SERP Beneficiary will be equal to the vested percentage, up to a maximum of 50%, of Final Salary as of the date his employment terminates. “Final Salary” is equal to the greater of (i) annual base compensation paid in cash pursuant to the SERP Beneficiary’s employment agreement or other employment arrangement with the Company immediately prior to the Benefit Commencement Date, or (ii) the average annual base compensation paid in cash pursuant to the SERP Beneficiary’s employment agreement for the three highest years during the ten year period ending on December 31st immediately preceding the Benefit Commencement Date. The vested percentage on the date each SERP Beneficiary’s employment terminates is as follows:

SERP Beneficiary	Benefit Commencement Date (1)	Vested Percentage on Effective Date of SERP	Vested Percentage on 12/31/10	Vested Percentage on 12/31/11	Vested Percentage on 12/31/12	Vested Percentage on 12/31/13	Vested Percentage on 12/31/14
Robert L. Antin	Age 66	20%	30%	40%	50%	--	--
Arthur J. Antin	Age 67	20%	30%	40%	50%	--	--
Neil Tauber	Age 66	--	10%	20%	30%	40%	50%
Tomas W. Fuller	Age 62	--	10%	20%	30%	40%	50%

(1)	The Benefit Commencement Date is the first day of the calendar month following the month during which the SERP Beneficiary attains the age set forth in this column.

The payments to which each SERP Beneficiary is entitled will extend for 12 years following the Benefit Commencement Date. None of the SERP Beneficiaries are eligible for early retirement under the SERP, because none of the SERP Beneficiaries have reached the age that would trigger the Benefit Commencement Date. For further discussion regarding each SERP agreement, see “Employment Agreements; Post-Retirement Medical Benefits Coverage Agreements; Post-Termination Consulting Agreements; SERP Agreements; Payments Upon Termination and Change in Control” below.

Employment Agreements; Post-Retirement Medical Benefits Coverage Agreements; Post-Termination Consulting Agreements; SERP Agreements; Payments Upon Termination and Change in Control

We have employment agreements with Robert L. Antin, Arthur J. Antin and Tomas W. Fuller, and severance agreements with Neil Tauber and Josh Drake. Each of these agreements provide for certain payments upon termination or Change in Control. For purposes of this Proxy Statement, a “Change in Control” shall be deemed to have occurred if (a) there shall be consummated (x) any consolidation or merger of the Company into or with another “person” (as such term is used in Sections 13(d)(3) and 14(d)(2) of Exchange Act) pursuant to which shares of the Company’s common stock would be converted into cash, securities or other property, other than any consolidation or merger of the Company in which the persons who were stockholders of the Company immediately prior to the consummation of such consolidation or merger are the beneficial owners (within the meaning of Rule 13d-3 under the Exchange Act), immediately following the consummation of such consolidation or merger, of 62.5% or more of the combined voting power of the then outstanding voting securities of the person surviving or resulting from such consolidation or merger, or (y) any sale, lease or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company, or (b) the stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company, or (c) any person shall become the beneficial owner of 25% or more of the Company’s outstanding common stock, or (d) during any period of two consecutive years, individuals who at the beginning of such period constitute the entire Board of Directors cease for any reason to constitute a majority thereof unless the election, or the nomination for election by the Company’s stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

In addition, we have post-retirement medical benefits coverage agreements, post-termination consulting agreements and SERP agreements with certain of our Named Executive Officers, as follows:

Robert L. Antin

Employment Agreement

Mr. R. Antin’s employment agreement, dated as of November 27, 2001, as amended, provides for Mr. R. Antin to serve as our Chairman of the Board, Chief Executive Officer and President for a term of five years from any given date, such that there shall always be a minimum of at least five years remaining under his employment agreement. The employment agreement provides for Mr. R. Antin to receive an annual base salary of $520,000, subject to annual increase based on comparable compensation packages provided to executives in similarly situated companies, and to participate in a bonus plan based on annual performance standards to be established by the Compensation Committee. Mr. R. Antin also is entitled to specified perquisites.

If Mr. R. Antin’s employment is terminated due to his death, the employment agreement provides that we will pay Mr. R. Antin’s estate his accrued and unpaid salary, his accrued and unused vacation and sick pay, his base salary during the scheduled term of the employment agreement, accelerate the vesting of his equity awards that would have vested during the 24 months following the date of termination (other than performance-based equity awards) and continue to provide family medical benefits. If Mr. R. Antin’s employment is terminated due to his disability, the employment agreement provides that we will pay Mr. R. Antin his accrued and unpaid salary, his accrued and unused vacation and sick pay, his remaining base salary during the remaining scheduled term of the employment agreement (reduced by any amounts paid under long-term disability insurance policy maintained by us for the benefit of Mr. R. Antin), accelerate the vesting of his equity awards that would have vested during the 24 months following the date of termination (other than performance-based equity awards) and continue to provide specified benefits and perquisites. In the case of termination due to death or disability, any options that accelerate on the date of termination will remain exercisable for the full term.

If Mr. R. Antin terminates the employment agreement for “good reason,” if we terminate the employment agreement without cause or in the event of a Change in Control, in which event the employment of Mr. R. Antin terminates automatically, we will pay Mr. R. Antin his accrued and unpaid salary, his accrued and unused vacation and sick pay, his remaining base salary during the remaining scheduled term of the employment agreement and an amount equal to five times the greater of Mr. R. Antin’s last annual bonus or the average of all bonuses paid to Mr. R. Antin under the employment agreement. In addition, we will accelerate the vesting of his equity awards and continue to provide specified benefits and perquisites. In these circumstances, Mr. R. Antin may exercise his options, which are accelerated on the date of termination, immediately upon termination and thereafter during the term of the option. For purposes hereof, “good reason” means as the result of (x) a willful breach of any of the material obligations of the Company to Mr. R. Antin under his employment agreement, consulting agreement or SERP agreement, as applicable, or (y) the office where Mr. R. Antin is required to perform his duties to the Company is relocated to a location outside of Los Angeles County, California; provided, however, that in either case Mr. R. Antin delivered written notice to the Company within 90 days of the condition’s initial existence and the Company failed to cure the condition within 30 days.

If Mr. R. Antin terminates the employment agreement without good reason or we terminate the employment agreement for “cause,” Mr. R. Antin is entitled to receive all accrued and unpaid salary and other compensation and all accrued and unused vacation and sick pay. For purposes of this paragraph, for “cause” means for a conviction (including any plea of guilty or no contest) of (x) any felony involving the embezzlement, theft or misappropriation of monies or other property, of the Company or otherwise, or (y) any crime of moral turpitude.

If any of the payments due Mr. R. Antin upon termination qualify as “excess parachute payments” under the Internal Revenue Code, Mr. R. Antin also is entitled to an additional payment to cover the tax consequences associated with excess parachute payments.

In the event of a Change in Control and at our request, Mr. R. Antin is obligated to continue to serve under the same terms and conditions of his employment agreement for a period of up to 180 days following the termination date at his then-current base salary.

Post-Retirement Medical Benefits Coverage Agreement

Mr. R. Antin’s post-retirement medical benefits coverage agreement, effective as of December 27, 2007, provides that Mr. R. Antin and his family will continue to receive medical benefits coverage from the date employment is terminated until the last to occur of Mr. R. Antin’s death, the death of Mr. R. Antin’s spouse, or the end of the year in which each of Mr. R. Antin’s children has a 25th birthday. The medical benefits coverage afforded to Mr. R. Antin and his family after the termination of his employment will be at least as favorable as the most favorable level, type and basis of medical coverage provided to Mr. R. Antin and his family at any time during the five years prior to termination. Upon Mr. R. Antin’s eligibility for Medicare or a similar program, Mr. R. Antin will have the option to enroll in Medicare or such similar program. If Mr. R. Antin or any eligible family member elects to enroll in such program, the Company’s obligation under the post-retirement medical benefits coverage agreement will be limited to providing Medicare supplementary coverage and Executive Medical Excess Claims Insurance or a substantially similar policy. If the continuation of medical benefits coverage is subject to taxation under Section 409A(a)(1) of the Internal Revenue Code as a result of the failure of the post-retirement medical benefits coverage agreement to comply with Section 409A, the Company will make a payment to Mr. R. Antin equal to all federal, state and local taxes incurred by Mr. R. Antin as a result thereof.

Post-Termination Consulting Agreement

Mr. R. Antin’s consulting agreement, dated as of June 28, 2010, provides that Mr. R. Antin will provide business consulting and advice to the Company following his full-time employment with the Company. The term of Mr. R. Antin’s consulting agreement commences on the date of Mr. R. Antin’s voluntary termination, i.e., resignation as Chief Executive Officer of the Company other than for good reason, following a Change in Control or resulting from Mr. R. Antin’s disability, and continues for the next five years. Mr. R. Antin will receive annual compensation equal to 100% of his Final Compensation for the first and second years of the term of his consulting agreement, and 75% of his Final Compensation during the third, fourth and fifth years of the term of his consulting agreement. “Final Compensation” is the greater of (i) Mr. R. Antin’s annual base compensation paid in cash immediately prior to Mr. R. Antin’s voluntary termination, plus the highest bonus earned by Mr. R. Antin with respect to services rendered during the four preceding full calendar years before Mr. R. Antin’s voluntary termination, or (ii) the average of Mr. R. Antin’s annual base compensation paid in cash plus any bonus earned with respect to services rendered during the two highest compensation years during the five-year period ending on December 31st immediately preceding Mr. R. Antin’s voluntary termination. During the term of his consulting agreement, Mr. R. Antin also will be entitled to insurance and welfare benefits and certain other perquisites detailed in his consulting agreement.

If the consulting agreement is terminated as a result of his death or disability, or by the Company without cause, by Mr. R. Antin for good reason, or upon a Change in Control, Mr. R. Antin will be entitled to the amount he would have earned over the remaining term of his consulting agreement. In addition, in such event, vesting will accelerate on all outstanding stock options and other equity awards (other than restricted stock units and stock options granted in 2012) held by Mr. R. Antin (except that in the case of Mr. R. Antin’s death or disability only those awards that would otherwise have vested and become exercisable during the 24 months immediately following the date of his death or disability, respectively, will accelerate). If any of the payments or benefits due Mr. R. Antin under his consulting agreement or any other plan, agreement or arrangement qualify as “excess parachute payments” under the Internal Revenue Code, Mr. R. Antin also is entitled to an additional payment to cover the tax consequences associated with excess parachute payments.

Furthermore, Mr. R. Antin’s consulting agreement provides that, during the period commencing on the date of his voluntary termination and continuing in perpetuity, Mr. R. Antin is restricted from, directly or indirectly, divulging, disclosing or communicating any confidential information of any kind, nature or description regarding any matter affecting or relating to the business of the Company, except in the ordinary course of the Company’s business.

If Mr. R. Antin terminates his consulting agreement without “good reason” or the Company terminates his consulting agreement with “cause”, Mr. R. Antin would not be entitled to any payments under his consulting agreement.

SERP Agreement

Mr. R. Antin’s SERP agreement, dated as of June 28, 2010, provides that Mr. R. Antin will be entitled to monthly benefit payments when he reaches the age of 66 (i.e., the Benefit Commencement Date). Commencing on the Benefit Commencement Date, Mr. R. Antin is entitled to 144 monthly payments in an amount equal to 1/12th of the applicable vested percentage of his Final Salary. However, if before or coincident with his “separation from service” (as defined Section 1.409A-1(h)(1) of the Treasury Regulations) there occurs a Change in Control, an involuntary termination by the Company without cause, a voluntary termination by Mr. R. Antin for good reason, or Mr. R. Antin’s death or disability, the applicable percentage will be fully vested at 50%. If before the Benefit Commencement Date, there is a Change in Control that qualifies as a “change in control event” within the meaning of Treasury Regulation section 1.409A-3(i)(5) or Mr. R. Antin dies or becomes disabled, then the actuarial equivalent of the monthly benefits owing to Mr. R. Antin must be paid in a lump sum on the date of such event. In addition, if a Change in Control that is also a “change in control event” occurs after the Benefit Commencement Date, then the SERP agreement terminates and the actuarial equivalent of any remaining monthly benefits owing to Mr. R. Antin must be paid in a lump sum on the date of such change in control event. For further discussion regarding Mr. R. Antin’s SERP agreement, see “Pension Benefits” on page 44 of this Proxy Statement.

The following table describes the potential payments to Mr. Robert L. Antin upon termination or Change in Control.

Payments & Benefits Upon Termination (1)	Death	Disability	By Officer for Cause	By Officer Without Cause	By Company Without Cause	By Company for Cause	Change in Control
Accrued & Unpaid Salary (2)	$ 22,269	$ 22,269	$ 22,269	$ 22,269	$ 22,269	$ 22,269	$ 22,269

Cash Severance (3)	4,825,000	4,823,000	9,650,000	--	9,650,000	--	9,650,000

Acceleration of Equity Awards (4)	6,322,776	6,322,776	10,014,260	--	10,014,260	--	13,200,281

Automobile	--	289,454	289,454	--	289,454	--	289,454

Club Membership	--	178,615	178,615	--	178,615	--	178,615

Group Life and Other Company Insurance Plans (5)	1,388	3,517	3,517	--	3,517	--	3,517

Post-Retirement Medical Benefits (6)	740,576	740,576	740,576	740,576	740,576	740,576	740,576

SERP Agreement	6,512,963	6,512,963	6,512,963	--	6,512,963	--	6,512,963

Excise Tax / Gross-Up (7)	--	--	--	--	--	--	7,423,776

Total	$18,424,972	$18,893,170	$27,411,654	$762,845	$27,411,654	$762,845	$38,021,451

(1)

Upon the termination of Mr. R. Antin’s employment or a Change in Control, Mr. R. Antin will receive a lump-sum payment consisting of (a) accrued and unpaid salary, (b) accrued and unpaid vacation, (c) cash severance and (d) an additional amount to cover the tax consequences associated with “excess parachute payments” under the Internal Revenue Code, if any. All other payments set forth above, other than those set forth in the “Acceleration of Equity Awards” and “Post-Retirement Medical Benefits”

rows, will be paid over a five-year period. For example, during such five-year period, Mr. R. Antin will receive an average annual payment of $57,891 towards the cost of an automobile.

(2)	Reflects Mr. R. Antin’s accrued and unpaid salary as of December 31, 2012.

(3)	For purposes of calculating the cash severance payable to Mr. R. Antin, we used his annual base salary as of December 31, 2012 ($965,000) and the last annual cash bonus paid to Mr. R. Antin ($965,000).

(4)	As of December 31, 2012, 232,435 stock options and 452,438 shares of restricted stock held by Mr. R. Antin were unvested, and 151,355 restricted stock units held by Mr. R. Antin were unearned and unvested.

(5)	Consists of payment of vision, death, disability and long-term disability insurance premiums for Mr. R. Antin.

(6)	Consists of projected future costs of medical and dental insurance premiums to be paid on behalf of Mr. R. Antin (assuming a life expectancy of 21 years as of December 31, 2012), including projected annual costs for (a) executive medical excess claims insurance coverage for the period commencing on January 1, 2013 and ending on December 31, 2017 and (b) Medicare and Medicare supplement premiums for the period commencing on January 1, 2018 and ending on December 31, 2033.

(7)	If the receipt by Mr. R. Antin of the post-retirement medical benefits coverage described in footnote 6 above is treated as an “excess parachute payment,” we estimate that the amount set forth in the “Excise Tax/Gross-Up” row would increase by $296,718.

Arthur J. Antin

Employment Agreement

Mr. A. Antin’s employment agreement, dated as of November 27, 2001, as amended, provides for Mr. A. Antin to serve as our Chief Operating Officer, Senior Vice President and Secretary for a term equal to three years from any given date, such that there shall always be a minimum of at least three years remaining under his employment agreement. (Mr. A. Antin no longer serves as the Company’s Secretary.) The employment agreement provides for Mr. A. Antin to receive an annual base salary of $416,000, subject to annual increase based on comparable compensation packages provided to executives in similarly situated companies, and to participate in a bonus plan based on annual performance standards to be established by the compensation committee. Mr. A. Antin also is entitled to specified perquisites.

If Mr. A. Antin’s employment is terminated due to his death, the employment agreement provides that we will pay Mr. A. Antin’s estate his accrued and unpaid salary, his accrued and unused vacation and sick pay, his base salary during the scheduled term of the employment agreement, accelerate the vesting of his equity awards that would have vested during the 24 months following the date of termination (other than performance-based equity awards) and continue to provide family medical benefits. If Mr. A. Antin’s employment is terminated due to his disability, the employment agreement provides that we will pay Mr. A. Antin his accrued and unpaid salary, his accrued and unused vacation and sick pay, his remaining base salary during the remaining scheduled term of the employment agreement (reduced by any amounts paid under long-term disability insurance policy maintained by us for the benefit of Mr. A. Antin), accelerate the vesting of his equity awards that would have vested during the 24 months following the date of termination (other than performance-based equity awards) and continue to provide specified benefits and perquisites. In the case of termination due to death or disability, any option that is accelerated on the date of termination will remain exercisable for the full term.

If Mr. A. Antin terminates the employment agreement for “good reason,” if we terminate the employment agreement without “cause” or in the event of a Change in Control, in which event the employment of Mr. A. Antin terminates automatically, we will pay Mr. A. Antin his accrued and unpaid salary, his accrued and unused vacation and sick pay, his remaining base salary during the remaining scheduled term of the employment agreement and an amount equal to three times the greater of Mr. A. Antin’s last annual bonus or the average of all bonuses paid to Mr. A. Antin under the employment agreement. In addition, we will accelerate the vesting of his equity awards and continue to provide specified benefits and perquisites. In these circumstances, Mr. A. Antin may exercise his options that are accelerated on the date of termination during the full term of the option. For purposes hereof, “good reason” means as the result of (x) a willful breach of any of the material obligations of the Company to Mr. A. Antin under his employment agreement, consulting agreement or SERP agreement, as applicable, or (y) the office where Mr. A. Antin is required to perform his duties to the Company is relocated to a location outside of Los Angeles County, California; provided, however, that in either case Mr. A. Antin delivered written notice to the Company within 90 days of the condition’s initial existence and the Company failed to cure the condition within 30 days.

If Mr. A. Antin terminates the employment agreement without good reason or we terminate the employment agreement for cause, Mr. A. Antin is entitled to receive all accrued and unpaid salary and other compensation and all accrued and unused vacation and sick pay. For purposes of this paragraph, for “cause” means for a conviction (including any plea of guilty or no contest) of (x) any felony involving the embezzlement, theft or misappropriation of monies or other property, of the Company or otherwise, or (y) any crime of moral turpitude.

If any of the payments due Mr. A. Antin upon termination qualify as “excess parachute payments” under the Internal Revenue Code, Mr. A. Antin also is entitled to an additional payment to cover the tax consequences associated with excess parachute payments.

In the event of a Change in Control and at our request, Mr. A. Antin is obligated to continue to serve under the same terms and conditions of his employment agreement for a period of up to 180 days following the termination date at his then-current base salary.

Post-Retirement Medical Benefits Coverage Agreement

Mr. A. Antin’s post-retirement medical benefits coverage agreement, effective as of December 27, 2007, provides that Mr. A. Antin and his family will continue to receive medical benefits coverage commencing on or after the date that Mr. A. Antin attains age 60 until the last to occur of Mr. A. Antin’s death, the death of Mr. A. Antin’s spouse, or the end of the year in which each of Mr. A. Antin’s children has a 25th birthday. The medical benefits coverage afforded to Mr. A. Antin and his family after the termination of his employment will be at least as favorable as the most favorable level, type and basis of medical coverage provided to Mr. A. Antin and his family at any time during the five years prior to termination. Upon Mr. A. Antin’s eligibility for Medicare or a similar program, Mr. A. Antin will have the option to enroll in Medicare or such similar program. If Mr. A. Antin or any eligible family member elects to enroll in such program, the Company’s obligation under the post-retirement medical benefits coverage agreement will be limited to providing Medicare supplementary coverage and Executive Medical Excess Claims Insurance or a substantially similar policy. The coverage provided by the Company is secondary to any employer’s group medical plan in which Mr. A. Antin or an eligible family member participates as an active employee, any employer’s group medical plan in which Mr. A. Antin is covered as the spouse or dependent or an active employee, any individual medical benefits coverage under which Mr. A. Antin or an eligible family member is covered, or Medicare coverage. If the continuation of medical benefits coverage is subject to taxation under Section 409A(a)(1) of the Internal Revenue Code as a result of the failure of the post-retirement medical benefits coverage agreement to comply with Section 409A, the Company will make a payment to Mr. A. Antin equal to all federal, state and local taxes incurred by Mr. A. Antin as a result thereof. Furthermore, the Company’s obligation to provide post-retirement medical benefits coverage to Mr. A. Antin will cease if he causes any person or entity controlled by him to induce or attempt to induce (a) any employee of the Company or any of its affiliates to leave the Company or any of its affiliates or (b) any customer, supplier, vendor, licensee, distributor, contractor or other business relation of the Company or any of its affiliates to cease doing business with, or knowingly adversely alter its business relationship with, the Company or any of its affiliates.

Post-Termination Consulting Agreement

Mr. A. Antin’s consulting agreement, dated as of June 28, 2010, provides that Mr. A. Antin will provide business consulting and advice to the Company following his full-time employment with the Company. The term of the Mr. A. Antin’s consulting agreement commences on the date of Mr. A. Antin’s voluntary termination, i.e., his resignation as Chief Operating Officer and Senior Vice President of the Company other than for good reason, following a Change in Control or resulting from Mr. A. Antin’s disability, and continues for the next four years.

Mr. A. Antin will receive annual compensation equal to 100% of his Final Compensation for the first year of the term of his consulting agreement, 75% of his Final Compensation during the second year of the term, 50% of his Final Compensation during the third year of the term and 25% of his Final Compensation during the fourth year of the term. “Final Compensation” is the greater of (i) Mr. A. Antin’s annual base compensation paid in cash immediately prior to Mr. A. Antin’s voluntary termination, plus the highest bonus earned by Mr. A. Antin with respect to services rendered during the four preceding full calendar years before Mr. A. Antin’s voluntary termination or (ii) the average of Mr. A. Antin’s annual base compensation paid in cash plus any bonus earned with respect to services rendered during the two highest compensation years during the five-year period ending on December 31st immediately preceding Mr. A. Antin’s voluntary termination. During the term of his consulting agreement, Mr. A. Antin also will be entitled to insurance and welfare benefits and certain other perquisites detailed in his consulting agreement.

If the consulting agreement is terminated as a result of his death or disability, or by the Company without cause, by Mr. A. Antin for good reason, or upon a Change in Control, Mr. A. Antin will be entitled to the amount he would have earned over the remaining term of the consulting agreement. In addition, in such event, vesting will accelerate on all outstanding stock options and other equity awards (other than restricted stock units and stock options granted in 2012) held by Mr. A. Antin (except that in the case of Mr. A. Antin’s death or disability only those awards that would otherwise have vested and become exercisable during the 24 months immediately following the date of his death or disability, respectively, will accelerate). If any of the payments or benefits due Mr. A. Antin under his consulting agreement or any other plan, agreement or arrangement qualify as “excess parachute payments” under the Internal Revenue Code, Mr. A. Antin also is entitled to an additional payment to cover the tax consequences associated with excess parachute payments.

Furthermore, Mr. A. Antin’s consulting agreement provides that, during the period commencing on the date of his voluntary termination and continuing in perpetuity, Mr. A. Antin is restricted from, directly or indirectly, divulging, disclosing or communicating any confidential information of any kind, nature or description regarding any matter affecting or relating to the business of the Company, except in the ordinary course of the Company’s business.

If Mr. A. Antin terminates his consulting agreement without “good reason” or the Company terminates his consulting agreement with “cause”, Mr. A. Antin would not be entitled to any payments under his consulting agreement.

SERP Agreement

Mr. A. Antin’s SERP agreement, dated as of June 28, 2010, provides that Mr. A. Antin will be entitled to monthly benefit payments when he reaches the age of 67 (i.e., the Benefit Commencement Date). Commencing on the Benefit Commencement Date, Mr. A. Antin is entitled to 144 monthly payments in an amount equal to 1/12th of the applicable vested percentage of his Final Salary. However, if before or coincident with his “separation from service” (as defined Section 1.409A-1(h)(1) of the Treasury Regulations) there occurs a Change in Control, an involuntary termination by the Company without cause, a voluntary termination by Mr. A. Antin for good reason, or Mr. A. Antin’s death or disability, the applicable percentage will be fully vested at 50%. If before the Benefit Commencement Date, there is a Change in Control that qualifies as a “change in control event” within the meaning of Treasury Regulation section 1.409A-3(i)(5) or Mr. A. Antin dies or becomes disabled, then the actuarial equivalent of the monthly benefits owing to Mr. A. Antin must be paid in a lump sum on the date of such event. In addition, if a Change in Control that is also a “change in control event” occurs after the Benefit Commencement Date, then the SERP agreement terminates and the actuarial equivalent of any remaining monthly benefits owing to Mr. A. Antin must be paid in a lump sum on the date of such change in control event. For further discussion regarding Mr. A. Antin’s SERP agreement, see “Pension Benefits” on page 44 of this Proxy Statement.

The following table describes the potential payments to Mr. Arthur J. Antin upon termination or Change in Control.

Payments & Benefits Upon Termination (1)	Death	Disability	By Officer for Cause	By Officer Without Cause	By Company Without Cause	By Company for Cause	Change in Control
Accrued & Unpaid Salary (2)	$14,192	$14,192	$14,192	$14,192	$14,192	$14,192	$14,192
Cash Severance (3)	1,845,000	1,843,800	3,505,500	--	3,505,500	--	3,505,500
Acceleration of Equity Awards (4)	2,992,697	2,992,697	4,669,770	--	4,669,770	--	5,558,899
Automobile	--	126,838	126,838	--	126,838	--	126,838
Club Membership	--	67,937	67,937	--	67,937	--	67,937
Group Life and Other Company Insurance Plans (5)	1,267	2,518	2,518	--	2,518	--	2,518
Post- Retirement Medical Benefits (6)	642,346	642,346	642,346	642,346	642,346	642,346	642,346
SERP Agreement	3,991,104	3,991,104	3,991,104	--	3,991,104	--	3,991,104
Excise Tax / Gross-Up (7)	--	--	--	--	--	--	2,434,420

Total	$9,486,606	$9,681,432	$13,020,205	$656,538	$13,020,205	$656,538	$16,343,754

(1)	Upon the termination of Mr. A. Antin’s employment or a Change in Control, Mr. A. Antin will receive a lump-sum payment consisting of (a) accrued and unpaid salary, (b) accrued and unpaid vacation, (c) cash severance and (d) an additional amount to cover the tax consequences associated with “excess parachute payments” under the Internal Revenue Code, if any. All other payments set forth above, other than those set forth in the “Acceleration of Equity Awards” and “Post-Retirement Medical Benefits” rows, will be paid over a three-year period. For example, during such three-year period, Mr. A. Antin will receive an average annual payment of $42,279 towards the cost of an automobile.

(2)	Reflects Mr. A. Antin’s accrued and unpaid salary as of December 31, 2012.

(3)	For purposes of calculating the cash severance payable to Mr. A. Antin, we used his annual base salary as of December 31, 2012 ($615,000) and the last annual cash bonus paid to Mr. A. Antin ($553,500).

(4)	As of December 31, 2012, 79,239 stock options and 213,899 shares of restricted stock held by Mr. A. Antin were unvested, and 42,238 restricted stock units held by Mr. A. Antin were unearned and unvested.

(5)	Consists of payment of vision, death, disability and long-term disability insurance premiums for Mr. A. Antin.

(6)	Consists of projected future costs of medical and dental insurance premiums to be paid on behalf of Mr. A. Antin (assuming a life expectancy of 18 years as of December 31, 2012), including projected annual costs for (a) executive medical excess claims insurance coverage for the period commencing on January 1, 2013 and ending on December 31, 2019 and (b) Medicare and Medicare supplement premiums for the period commencing on January 1, 2020 and ending on December 31, 2030.

(7)	If the receipt by Mr. A. Antin of the post-retirement medical benefits coverage described in footnote 6 above is treated as an “excess parachute payment,” we estimate that the amount set forth in the “Excise Tax/Gross-Up” row would increase by $299,383.

Tomas W. Fuller

Employment Agreement

Mr. Fuller’s employment agreement dated as of November 27, 2001, as amended, provides for Mr. Fuller to serve as our Chief Financial Officer, Vice President and Assistant Secretary for a term equal to two years from any given date, such that there shall always be a minimum of at least two years remaining under his employment agreement. (Mr. Fuller currently serves as the Company’s Secretary.) The employment agreement provides for Mr. Fuller to receive an annual base salary of not less than $208,000, subject to annual increase based on comparable compensation packages provided to executives in similarly situated companies, and to participate in a bonus plan based on annual performance standards to be established by the compensation committee.

If Mr. Fuller’s employment is terminated due to his death, the employment agreement provides that we will pay Mr. Fuller’s estate his accrued and unpaid salary, his accrued and unused vacation and sick pay, his base salary during the scheduled term of the employment agreement, accelerate the vesting of his equity awards that would have vested during the 24 months following the date of termination (other than performance-based equity awards) and continue to provide family medical benefits. If Mr. Fuller’s employment is terminated due to his disability, the employment agreement provides that we will pay Mr. Fuller his accrued and unpaid salary, his accrued and unused vacation and sick pay, his remaining base salary during the remaining scheduled term of the employment agreement (reduced by any amounts paid under long-term disability insurance policy maintained by us for the benefit of Mr. Fuller), accelerate the vesting of his equity awards that would have vested during the 24 months following the date of termination (other than performance-based equity awards) and continue to provide specified benefits and perquisites. In the case of termination due to death or disability, any options that are accelerated on the date of termination will remain exercisable for the full term.

If Mr. Fuller terminates the employment agreement for “good reason,” if we terminate the employment agreement without “cause” or in the event of a Change in Control, in which event the employment of Mr. Fuller terminates automatically, we will pay Mr. Fuller his accrued and unpaid salary, his accrued and unused vacation and sick pay, his remaining base salary during the remaining scheduled term of the employment agreement and an amount equal to two times the greater of Mr. Fuller’s last annual bonus or the average of all bonuses paid to Mr. Fuller under the employment agreement. In addition, we will accelerate the vesting of his equity awards and continue to provide specified benefits and perquisites; provided, however, that if we terminate Mr. Fuller’s employment agreement without cause, we will only accelerate the vesting of his equity awards that would have vested during the 24 months following the date of termination. In these circumstances, Mr. Fuller may exercise his options that are accelerated on the date of termination for the full term of the option. For purposes hereof, “good reason” means as the result of (x) a willful breach of any of the material obligations of the Company to Mr. Fuller under his employment agreement, consulting agreement or SERP agreement, as applicable, or (y) the office where Mr. Fuller is required to perform his duties to the Company is relocated to a location outside of Los Angeles County, California; provided, however, that in either case Mr. Fuller delivered written notice to the Company within 90 days of the condition’s initial existence and the Company failed to cure the condition within 30 days.

If Mr. Fuller terminates the employment agreement without good reason or we terminate the employment agreement for cause, Mr. Fuller is entitled to receive all accrued and unpaid salary and other compensation and all accrued and unused vacation and sick pay. For purposes hereof, for “cause” means for a conviction (including any plea of guilty or no contest) of (x) any felony involving the embezzlement, theft or misappropriation of monies or other property, of the Company or otherwise, or (y) any crime of moral turpitude.

If any of the payments due Mr. Fuller upon termination qualify as “excess parachute payments” under the Internal Revenue Code, Mr. Fuller also is entitled to an additional payment to cover the tax consequences associated with excess parachute payments.

In the event of a Change in Control and at our request, Mr. Fuller is obligated to continue to serve under the same terms and conditions of his employment agreement for a period of up to 180 days following the termination date at his then-current base salary.

Post-Retirement Medical Benefits Coverage Agreement

Mr. Fuller’s post-retirement medical benefits coverage agreement, effective as of December 27, 2007, provides that Mr. Fuller and his family will continue to receive medical benefits coverage commencing on or after the date that Mr. Fuller attains age 53 until the last to occur of Mr. Fuller’s death, the death of Mr. Fuller’s spouse, or the end of the year in which each of Mr. Fuller’s children has a 25th birthday. The medical benefits coverage afforded to Mr. Fuller and his family after the termination of his employment will be at least as favorable as the most favorable level, type and basis of medical coverage provided to Mr. Fuller and his family at any time during the five years prior to termination. Upon Mr. Fuller’s eligibility for Medicare or a similar program, Mr. Fuller will have the option to enroll in Medicare or such similar program. If Mr. Fuller or any eligible family member elects to enroll in such program, the Company’s obligation under the post-retirement medical benefits coverage agreement will be limited to providing Medicare supplementary coverage and Executive Medical Excess Claims Insurance or a substantially similar policy. The coverage provided by the Company is secondary to any employer’s group medical plan in which Mr. Fuller or an eligible family member participates as an active employee, any employer’s group medical plan in which Mr. Fuller is covered as the spouse or dependent or an active employee, any individual medical benefits coverage under which Mr. Fuller or an eligible family member is covered, or Medicare coverage. If the continuation of medical benefits coverage is subject to taxation under Section 409A(a)(1) of the Internal Revenue Code as a result of the failure of the post-retirement medical benefits coverage agreement to comply with Section 409A, the Company will make a payment to Mr. Fuller equal to all federal, state and local taxes incurred by Mr. Fuller as a result thereof.

Furthermore, the Company’s obligation to provide post-retirement medical benefits coverage to Mr. Fuller will cease if he causes any person or entity controlled by him to induce or attempt to induce (a) any employee of the Company or any of its affiliates to leave the Company or any of its affiliates or (b) any customer, supplier, vendor, licensee, distributor, contractor or other business relation of the Company or any of its affiliates to cease doing business with, or knowingly adversely alter its business relationship with, the Company or any of its affiliates.

SERP Agreement

Mr. Fuller’s SERP agreement, dated as of June 28, 2010, provides that Mr. Fuller will be entitled to monthly benefit payments when he reaches the age of 62 (i.e., the Benefit Commencement Date). Commencing on the Benefit Commencement Date, Mr. Fuller is entitled to 144 monthly payments in an amount equal to 1/12th of the appropriate vested percentage of his Final Salary. However, if before or coincident with his “separation from service” (as defined Section 1.409A-1(h)(1) of the Treasury Regulations) there occurs a Change in Control, an involuntary termination by the Company without cause, a voluntary termination by Mr. Fuller for good reason, or Mr. Fuller’s death or disability, the applicable percentage will be fully vested at 50%. If before the Benefit Commencement Date, there is a Change in Control that qualifies as a “change in control event” within the meaning of Treasury Regulation section 1.409A-3(i)(5) or Mr. Fuller dies or becomes disabled, then the actuarial equivalent of the monthly benefits owing to Mr. Fuller must be paid in a lump sum on the date of such event. In addition, if a Change in Control that is also a “change in control event” occurs after the Benefit Commencement Date, then the SERP agreement terminates and the actuarial equivalent of any remaining monthly benefits owing to Mr. Fuller must be paid in a lump sum on the date of such change in control event. For further discussion regarding Mr. Fuller’s SERP agreement, see “Pension Benefits” on page 44 of this Proxy Statement.

The following table describes the potential payments to Mr. Tomas W. Fuller upon termination or Change in Control.

Payments & Benefits Upon Termination (1)	Death	Disability	By Officer for Cause	By Officer Without Cause	By Company Without Cause	By Company for Cause	Change in Control
Accrued & Unpaid Salary (2)	$9,577	$9,577	$9,577	$9,577	$9,577	$9,577	$9,577
Cash Severance (3)	830,000	829,200	1,411,000	--	1,411,000	--	1,411,000
Acceleration of Equity Awards (4)	1,479,875	1,479,875	2,328,250	--	1,479,875	--	2,883,949
Automobile	--	34,237	34,237	--	34,237	--	34,237
Group Life and Other Company Insurance Plans (5)	692	1,544	1,544	--	1,544	--	1,544
Post-Retirement Medical Benefits (6)	1,163,602	1,163,602	1,163,602	1,163,602	1,163,602	1,163,602	1,163,602
SERP Agreement	1,494,000	1,494,000	1,494,000	--	1,494,000	--	1,494,000
Excise Tax / Gross-Up (7)	--	--	--	--	--	--	--

Total	$4,977,746	$5,012,035	$6,442,210	$1,173,179	$5,593,835	$1,173,179	$6,997,909

(1)	Upon the termination of Mr. Fuller’s employment or a Change in Control, Mr. Fuller will receive a lump-sum payment consisting of (a) accrued and unpaid salary, (b) accrued and unpaid vacation, (c) cash severance and (d) an additional amount to cover the tax consequences associated with “excess parachute payments” under the Internal Revenue Code, if any. All other payments set forth above, other than those set forth in the “Acceleration of Equity Awards” and “Post-Retirement Medical Benefits” rows, will be paid over a two-year period. For example, during such two-year period, Mr. Fuller will receive an average annual payment of $17,119 towards the cost of an automobile.

(2)	Reflects Mr. Fuller’s accrued and unpaid salary as of December 31, 2012.

(3)	For purposes of calculating the cash severance payable to Mr. Fuller, we used his annual base salary as of December 31, 2012 ($415,000) and the last annual cash bonus paid to Mr. Fuller ($290,500).

(4)	As of December 31, 2012, 47,544 stock options and 105,840 shares of restricted stock held by Mr. Fuller were unvested, and 26,399 restricted stock units held by Mr. Fuller were unearned and unvested.

(5)	Consists of payment of vision, death, disability and long-term disability insurance premiums for Mr. Fuller.

(6)	Consists of projected future costs of medical and dental insurance premiums to be paid on behalf of Mr. Fuller (assuming a life expectancy of 28 years as of December 31, 2012), including (a) executive medical excess claims insurance coverage for the period commencing on January 1, 2013 and ending on December 31, 2023 and (b) Medicare and Medicare supplement premiums for the period commencing on January 1, 2024 and ending on December 31, 2040.

(7)	If the receipt by Mr. Fuller of the post-retirement medical benefits coverage described in footnote 6 above is treated as an “excess parachute payment,” we estimate no increase in the amount set forth in the “Excise Tax/Gross-Up” row.

Neil Tauber

Severance Agreement

On April 25, 2008, we entered into an amended severance agreement with Mr. Tauber, which amends and restates his severance agreement, dated March 3, 2003. The amended severance agreement is effective as of April 22, 2008, the date on which the Compensation Committee approved the amendment.

If Mr. Tauber’s employment with us terminates due to his death or disability, the amended severance agreement provides that we will pay Mr. Tauber (or his estate in the case of termination due to death) a lump-sum payment equal to his accrued and unpaid salary and other compensation and his accrued and unused vacation and sick pay and, within 30 days of the date of termination, a lump-sum payment equal to the amount he would have earned as base salary during the two years following the termination date (reduced by any amounts paid under any long-term disability insurance policy maintained by us for the benefit of Mr. Tauber in the case of termination due to disability), and we will continue to provide specified benefits and perquisites. We will also accelerate the vesting of equity awards held by Mr. Tauber that would have vested during the two years following the date of termination solely as a result of his continued service to the Company and any option or stock appreciation right that is accelerated on the date of termination will remain exercisable for the full term of the award. In addition, all equity-based performance awards granted to Mr. Tauber, to the extent they would have become vested after the date of his termination upon the attainment of one or more specified performance goals, will vest as provided by such performance award but without regard to Mr. Tauber’s termination, conditioned on and to the extent that such performance goal or goals are attained.

If Mr. Tauber terminates his employment for “good reason,” if we terminate his employment without “cause” or in the event of a Change in Control, in which event the employment of Mr. Tauber terminates automatically, we will pay Mr. Tauber a lump-sum payment equal to his accrued and unpaid salary and other compensation and his accrued and unused vacation and sick pay and, within 30 days of the date of termination, a lump-sum payment equal to the sum of the amount he would have earned as base salary during the two years following the termination date and an amount equal to two times Mr. Tauber’s average annual bonus based on the annual bonuses paid or payable to Mr. Tauber for the last three fiscal years, and we will continue to provide specified benefits and perquisites. We will also accelerate the vesting of equity awards held by Mr. Tauber that would have vested following the date of termination solely as a result of his continued service to the Company and any option or stock appreciation right that is accelerated on the date of termination will remain exercisable for the full term of the award; provided, however, that if we terminate Mr. Tauber’s employment without cause, we will only accelerate the vesting of his equity awards that would have vested during the two years following the date of termination. In addition, all equity-based performance awards granted to Mr. Tauber, to the extent they would have become vested after the date of his termination upon the attainment of one or more specified performance goals, will vest as provided by such performance award but without regard to Mr. Tauber’s termination, conditioned on and to the extent that such performance goal or goals are attained. For purposes of this paragraph, the termination by Mr. Tauber of his employment will be for “good reason” if the termination occurs within two years following the initial existence of one or more of the following conditions without Mr. Tauber’s consent (i) a material diminution in Mr. Tauber’s authority, duties or responsibilities, (ii) a material diminution in Mr. Tauber’s annual base salary or (iii) the relocation of the office where Mr. Tauber is required to perform his duties to the Company to a location outside of Los Angeles County, California; provided Mr. Tauber delivers written notice to the Company of the existence of such condition within 90 days of the initial existence of the condition and the Company does not remedy such condition within 30 days of the receipt of such notice; and for “cause” means for a conviction (including any plea of guilty or no contest) of (x) any felony involving the embezzlement, theft or misappropriation of monies or other property, of the Company or otherwise, or (y) any crime of moral turpitude.

If any of the payments due Mr. Tauber upon termination qualify as “excess parachute payments” under the Internal Revenue Code, Mr. Tauber also is entitled to an additional payment to cover the tax consequences associated with excess parachute payments.

If Mr. Tauber terminates his employment without good reason or we terminate his employment for cause, Mr. Tauber is entitled by law to receive all accrued, earned and unpaid salary and all accrued and unused vacation and sick pay.

Post-Retirement Medical Benefits Coverage Agreement

Mr. Tauber’s post-retirement medical benefits coverage agreement, effective as of December 27, 2007, provides that Mr. Tauber and his family will continue to receive medical benefits coverage commencing on or after the date that Mr. Tauber attains age 60 until the last to occur of Mr. Tauber’s death, the death of Mr. Tauber’s spouse, or the end of the year in which each of Mr. Tauber’s children has a 25th birthday. The medical benefits coverage afforded to Mr. Tauber and his family after the termination of his employment will be at least as favorable as the most favorable level, type and basis of medical coverage provided to Mr. Tauber and his family at any time during the five years prior to termination. Upon Mr. Tauber’s eligibility for Medicare or a similar program, Mr. Tauber will have the option to enroll in Medicare or such similar program. If Mr. Tauber or any eligible family member elects to enroll in such program, the Company’s obligation under the post-retirement medical benefits coverage agreement will be limited to providing Medicare supplementary coverage and Executive Medical Excess Claims Insurance or a substantially similar policy. The coverage provided by the Company is secondary to any employer’s group medical plan in which Mr. Tauber or an eligible family member participates as an active employee, any employer’s group medical plan in which Mr. Tauber is covered as the spouse or dependent or an active employee, any individual medical benefits coverage under which Mr. Tauber or an eligible family member is covered, or Medicare coverage. If the continuation of medical benefits coverage is subject to taxation under Section 409A(a)(1) of the Internal Revenue Code as a result of the failure of the post-retirement medical benefits coverage agreement to comply with Section 409A, the Company will make a payment to Mr. Tauber equal to all federal, state and local taxes incurred by Mr. Tauber as a result thereof.

Furthermore, the Company’s obligation to provide post-retirement medical benefits coverage to Mr. Tauber cease if he causes any person or entity controlled by him to induce or attempt to induce (a) any employee of the Company or any of its affiliates to leave the Company or any of its affiliates or (b) any customer, supplier, vendor, licensee, distributor, contractor or other business relation of the Company or any of its affiliates to cease doing business with, or knowingly adversely alter its business relationship with, the Company or any of its affiliates.

SERP Agreement

Mr. Tauber’s SERP agreement, dated as of June 28, 2010, provides that Mr. Tauber will be entitled to monthly benefit payments when he reaches the age of 66 (i.e., the Benefit Commencement Date). Commencing on the Benefit Commencement Date, Mr. Tauber is entitled to 144 monthly payments in an amount equal to 1/12th of the applicable vested percentage of his Final Salary. However, if before or coincident with his “separation from service” (as defined Section 1.409A-1(h)(1) of the Treasury Regulations) there occurs a Change in Control, an involuntary termination by the Company without cause, a voluntary termination by Mr. Tauber for good reason, or Mr. Tauber’s death or disability, the applicable percentage will be fully vested at 50%. If before the Benefit Commencement Date, there is a Change in Control that qualifies as a “change in control event” within the meaning of Treasury Regulation section 1.409A-3(i)(5) or Mr. Tauber dies or becomes disabled, then the actuarial equivalent of the monthly benefits owing to Mr. Tauber must be paid in a lump sum on the date of such event. In addition, if a Change in Control that is also a “change in control event” occurs after the Benefit Commencement Date, then the SERP agreement terminates and the actuarial equivalent of any remaining monthly benefits owing to Mr. Tauber must be paid in a lump sum on the date of such change in control event. For further discussion regarding Mr. Tauber’s SERP agreement, see “Pension Benefits” on page 44 of this Proxy Statement.

The following table describes the potential payments to Mr. Neil Tauber upon termination.

Payments & Benefits Upon Termination (1)	Death	Disability	By Officer for Good Reason	By Officer Without Good Reason	By Company Without Cause	By Company for Cause	Change in Control
Accrued & Unpaid Salary (2)	$ 9,577	$ 9,577	$ 9,577	$ 9,577	$ 9,577	$ 9,577	$ 9,577

Cash Severance (3)	830,000	829,200	1,396,372	--	1,396,372	--	1,396,372

Acceleration of Equity Awards (4)	1,326,430	1,326,430	2,073,985	--	1,326,430	--	2,555,588

Automobile	--	78,454	78,454	--	78,454	--	78,454

Group Life and Other Company Insurance Plans (5)	555	1,407	1,407	--	1,407	--	1,407

Post-Retirement Medical Benefits (6)	1,158,282	1,158,282	1,158,282	1,158,282	1,158,282	1,158,282	1,158,282

SERP Agreement	1,494,000	1,494,000	1,494,000	--	1,494,000	--	1,494,000

Excise Tax / Gross-Up (7)	--	--	--	--	--	--	--

Total	$4,818,844	$4,897,350	$6,212,077	$1,167,859	$5,464,522	$1,167,859	$6,693,680

(1)	Upon the termination of Mr. Tauber’s employment, Mr. Tauber will receive a lump-sum payment consisting of accrued and unpaid salary and accrued and unpaid vacation, and, within 30 days of the date of termination, a lump-sum payment consisting of cash severance and an additional amount to cover the tax consequences associated with “excess parachute payments” under the Internal Revenue Code, if any. On the fifth day following the date on which a Change in Control occurs, Mr. Tauber will receive a lump-sum payment consisting of accrued and unpaid salary, accrued and unpaid vacation paid, cash severance and an additional amount to cover the tax consequences associated with “excess parachute payments” under the Internal Revenue Code, if any. All other payments set forth above, other than those set forth in the “Acceleration of Equity Awards” and “Post-Retirement Medical Benefits” rows, will be paid over a two-year period. For example, during such two-year period, Mr. Tauber will receive an average annual payment of $39,227 towards the cost of an automobile.

(2)	Reflects Mr. Tauber’s accrued and unpaid salary as of December 31, 2012.

(3)	For purposes of calculating the cash severance payable to Mr. Tauber, we used his annual base salary as of December 31, 2012 ($415,000) and the average annual bonus based on the average of the last three annual cash bonuses paid to Mr. Tauber ($275,945).

(4)	As of December 31, 2012, 36,978 stock options and 94,800 shares of restricted stock held by Mr. Tauber were unvested, and 22,879 restricted stock units held by Mr. Fuller were unearned and unvested.

(5)	Consists of payment of vision, death, disability and long-term disability insurance premiums for Mr. Tauber.

(6)	Consists of projected future costs of medical and dental insurance premiums to be paid on behalf of Mr. Tauber (assuming a life expectancy of 22 years as of December 31, 2012), including projected annual costs for (a) executive medical excess claims insurance coverage for the period commencing on January 1, 2013 and ending on December 31, 2024 and (b) Medicare and Medicare supplement premiums for the period commencing on January 1, 2025 and ending on December 31, 2034.

(7)	If the receipt by Mr. Tauber of the post-retirement medical benefits coverage described in footnote 6 above is treated as an “excess parachute payment,” we estimate no increase in the amount set forth in the “Excise Tax/Gross-Up” row.

Josh Drake

Severance Agreement

On August 18, 2011, we entered into a severance agreement with Mr. Drake.

If we terminate Mr. Drake’s employment without “cause” or Mr. Drake’s employment with us terminates due to his death or disability, the severance agreement provides that we will pay Mr. Drake (or his estate in the case of termination due to death) a lump-sum payment equal to his accrued and unpaid salary and other compensation and his accrued and unused vacation and sick pay and the amount he would have earned as base salary during the one year period following the date of his termination (reduced by the fixed and determinable amount of any payments to be made to him during that one year period under any long-term disability insurance policy maintained by us for the benefit of Mr. Drake), payable in equal monthly installments. We will also continue to provide specified benefits and perquisites for the one year period following the date of his termination. All stock options and stock appreciation rights granted to Mr. Drake that would have vested during the one year following the date of termination solely as a result of his continued service to the Company, will continue to vest during the course of the one year period immediately following the date of termination and become exercisable in accordance with the terms and conditions applicable to such equity award. All restricted stock and restricted stock units held by Mr. Drake that would have vested during the one year period following the date of termination solely as a result of his continued service to the Company will vest upon the date of termination and, in the case of restricted stock units, will become payable in accordance with the terms and conditions applicable to such equity award.

Upon the occurrence of a Change in Control, if Mr. Drake’s employment is terminated (a) on or before the one year anniversary of the date of occurrence of a Change in Control by us other than for “cause” or as a result of Mr. Drake’s death or disability, or (b) on or after the one year anniversary of the date of occurrence of a Change in Control by Mr. Drake, then all stock options and stock appreciation rights granted to Mr. Drake that would have vested at any time after the date of termination, will immediately vest and become exercisable on the date of termination and remain exercisable for the full term of such award. All restricted stock and restricted stock units granted to Mr. Drake that would have vested at any time after the date of occurrence of a Change in Control solely as a result of his continued service to the Company will vest on the earlier of (a) the date that is one year after the date of occurrence of the Change in Control, provided that Mr. Drake continues to provide services to us or our successor, (b) the date of Mr. Drake’s termination of employment by us or our successor other than for “cause” or as a result of Mr. Drake’s death or disability and (c) the vesting date otherwise provided in the award agreement.

Mr. Drake’s severance agreement contains provisions that restrict him, for a period of one year after the termination of his employment, from (a) soliciting from Antech Diagnostics or any of its subsidiaries or affiliates any employee, key consultant, customer or client, or any person who was an employee, key consultant, customer or client within the last twelve months prior to Mr. Drake’s termination, or (b) being affiliated in any way, directly or indirectly, with a competitor, or becoming a competitor, of Antech Diagnostics in any area in which it operates, including, but not limited to, veterinary diagnostics testing, veterinary telemedicine, veterinary diagnostic and marketing communications for animal hospitals.

For purposes of this section, the termination of Mr. Drake’s employment for “cause” means for (i) a conviction (including any plea of guilty or no contest) of (x) any felony involving the embezzlement, theft or misappropriation of monies or other property, of the Company or otherwise, or (y) any crime of moral turpitude; (ii) gross misconduct in the performance of his duties; (iii) failure of Mr. Drake to follow or comply with our policies and procedures or the written directives of our Board of Directors or (iv) the repeated failure of Mr. Drake to render full and proper services as required by the terms of his employment.

If we terminate Mr. Drake’s employment for cause, Mr. Drake is entitled by law to receive all accrued, earned and unpaid salary and all accrued and unused vacation and sick pay.

The following table describes the potential payments to Mr. Josh Drake upon termination.

Payments & Benefits Upon Termination (1)	Death	Disability	By Company Without Cause	By Company for Cause	Change in Control
Accrued & Unpaid Salary (2)	$44,000	$44,000	$44,000	$44,000	$44,000
Cash Severance (3)	351,600	351,600	351,600	--	351,600
Acceleration of Equity Awards (4)	457,217	457,217	457,217	--	1,741,695
Group Life and Other Company Insurance Plans (5)	22,399	22,825	22,825	--	22,825

Total	$875,216	$875,642	$875,642	$44,000	$2,160,120

(1)	Upon the termination of Mr. Drake’s employment other than for “cause” or as a result of Mr. Drake’s death or disability, Mr. Drake will receive a lump-sum payment consisting of accrued and unpaid salary and accrued and unpaid vacation, and monthly payments of cash severance over the one year period following such termination.

(2)	Reflects Mr. Drake’s accrued and unpaid salary as of December 31, 2012.

(3)	For purposes of calculating the cash severance payable to Mr. Drake, we used his annual base salary as of December 31, 2012 ($352,000).

(4)	As of December 31, 2012, 34,337 stock options and 59,940 shares of restricted stock held by Mr. Drake were unvested, and 19,359 restricted stock units held by Mr. Drake were unearned and unvested.

(5)	Consists of payment of vision, death, disability and long-term disability insurance premiums for Mr. Drake.

REPORT OF COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee

John M. Baumer

John B. Chickering, Jr.

DIRECTOR COMPENSATION

The Compensation Committee reviews director compensation on an annual basis. Our non-employee director compensation program for fiscal year 2012 was as follows:

Annual retainer

We pay our non-employee directors $10,000 per year, paid quarterly in arrears, $2,000 for each Board of Directors meeting attended in person or committee meeting attended in person which is not held on the same day as a Board of Directors meeting, including reimbursement for out-of-pocket expenses incurred in attending, and $1,000 for each Board of Directors meeting attended telephonically or committee meeting attended telephonically which is not held on the same day as a Board of Directors meeting. We pay the Chairman of our Audit Committee an additional $10,000 per year, paid quarterly in arrears. No employee director receives compensation for his or her service as a member of our Board of Directors.

Restricted shares

Upon appointment to the Board of Directors, each non-employee director receives an initial grant of a number of restricted shares of common stock equal to $75,000 divided by the closing price of VCA’s common stock on the grant date. These restricted shares vest in three equal annual installments, in each of the three 12-month periods, each an “annual period,” following the date of grant on that day during such annual period which is the earlier to occur of (a) the day immediately preceding the date of an annual meeting of the Company’s stockholders occurring during such annual period or (b) on the anniversary of the date of grant.

If the date of grant is fewer than 12 months prior to the date of the next annual meeting of stockholders, the number of shares granted is reduced on a pro-rata basis, based upon the number of months until the next annual meeting of stockholders (e.g., if a non-employee director is appointed January 1 and the next annual meeting of stockholders is April 1, such non-employee director will receive 500 restricted shares).

In addition, each non-employee director receives an annual automatic grant on the date of the annual meeting of a number of restricted shares equal to $75,000 divided by the closing price of the Company’s common stock on the grant date. These restricted shares vest in three equal annual installments, in each of the three annual periods following the date of grant on that day during such annual period which is the earlier to occur of (a) the day immediately preceding the date of an annual meeting of the Company’s stockholders occurring during such annual period or (b) on the anniversary of the date of grant.

The following table and related footnotes summarize the compensation paid by the Company to each non-employee director for the fiscal year 2012:

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
(1)	($)	($) (2)	($)	($)	($)	($)	($)
John M. Baumer	$25,000	$75,117	--	--	--	--	$100,117
John B. Chickering, Jr.	$43,000	$75,117	--	--	--	--	$118,117
John A. Heil	$20,000	$75,117	--	--	--	--	$98,117
Frank Reddick	$14,000	$75,117	--	--	--	--	$89,117

(1)	Mr. Robert L. Antin, the Chairman of the Board, Chief Executive Officer and President of the Company, has been omitted from this table since he is an employee director and does not receive any compensation for serving on the Board of Directors. Mr. Antin’s compensation is set forth on the Summary Compensation Table on page 39 of this Proxy Statement.

(2)	In accordance with SEC requirements, these amounts reflect the grant date fair value of restricted stock grants in accordance with the provisions of FASB ASC 718.

CERTAIN TRANSACTIONS WITH RELATED PERSONS

In accordance with its charter, our Audit Committee is responsible for reviewing and approving all related-party transactions. At least once a year, the Audit Committee reviews a summary of all related-party transactions, including the Company’s transactions with our executive officers and directors and with the firms that employ the directors.

Except as disclosed below, none of our directors, executive officers, stockholders owning more than five percent of our issued shares, or any of their respective associates or affiliates, had any material interest, direct or indirect, in any material transaction to which we were a party during fiscal year 2012, or which is presently proposed.

We believe, based on our reasonable judgment, but without further investigation, that the terms of each of the following transactions or arrangements between us and our affiliates, officers, directors or stockholders which were parties to the transactions were, on an overall basis, at least as favorable to us as could then have been obtained from unrelated parties.

Transactions with ThinkPets Inc. (formerly known as Zoasis Corporation)

On February 1, 2012, we acquired all of the outstanding capital stock of ThinkPets, Inc. for $21.0 million, payable by delivery of 473,389 shares of VCA common stock and $10.5 million in cash. The shares of VCA common stock were valued based on the daily volume weighted average closing sales price of the VCA common stock for the 10 consecutive trading days ending on the trading day immediately preceding the acquisition. At the time of the acquisition, Robert L. Antin, our Chief Executive Officer and Chairman of the Board, owned 54% of the common stock of ThinkPets, and served as a director of ThinkPets, and Arthur J. Antin, our Chief Operating Officer, owned 8% of the common stock of ThinkPets. In accordance with its charter, our Audit Committee is responsible for reviewing and approving all related-party transactions. To assist in its deliberations, the Audit Committee retained the services of an internationally recognized financial advisory firm, which opined that the merger consideration to be issued and paid by the Company is fair, from a financial point of view, to the Company. Following receipt of this opinion, both the Audit Committee and our Board of Directors unanimously approved the merger. Due to the related party nature of the acquisition, Mr. R. Antin recused himself from all Board meetings wherein the acquisition was discussed and did not vote in connection with the acquisition.

Legal Services

Frank Reddick, who joined us as a director in February 2002, is a partner in the law firm of Akin Gump Strauss Hauer & Feld LLP. Akin Gump Strauss Hauer & Feld LLP currently provides, and provided during fiscal year 2012, legal services to us. In 2012, we paid Akin Gump Strauss Hauer & Feld LLP $551,000 for legal services.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires that our executive officers, directors and persons who own more than ten percent of a registered class of our equity securities file reports of ownership and changes in ownership with the SEC. Executive officers, directors and greater-than-ten percent stockholders are required by SEC regulations to furnish us with all Section 16(a) forms that they file. Based solely upon our review of copies of the forms received by us and written representations from certain reporting persons that they have complied or not complied with the relevant filings requirements, we believe that, during the year ended December 31, 2012, all of our executive officers, directors and greater-than-ten percent stockholders complied with all Section 16(a) filing requirements.

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding beneficial ownership of our common stock as of March 31, 2013, by:

•	each of our directors;

•	each of our Named Executive Officers;

•	all of our directors and Named Executive Officers as a group; and

•	all other stockholders known by us to beneficially own more than 5% of our outstanding common stock.

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days following the date as of which this information is provided, and not subject to repurchase as of that date, are deemed outstanding. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person.

Except as indicated in the notes to this table, and except pursuant to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares shown as beneficially owned by them. Percentage ownership is based on 89,937,927 shares of common stock outstanding on March 31, 2013. Unless otherwise indicated, the address for each of the stockholders listed below is c/o VCA Antech, Inc., 12401 West Olympic Boulevard, Los Angeles, California 90064.

	Number of Shares of Common Stock Beneficially Owned	Percent of Common Stock Outstanding
Veritas Asset Management (UK) Limited / The Real Return Group Limited (1)	9,237,443	10.3%
Shapiro Capital Management LLC (2)	7,751,510	8.4%
BlackRock, Inc. (3)	5,885,318	6.5%
Capital Research Global Investors (4)	4,882,984	5.4%
The Vanguard Group (5)	4,567,751	5.1%
Dos Mil Doscientos Uno, Ltd. (6)	4,520,800	5.0%
Robert L. Antin (7)	2,755,165	3.1%
Arthur J. Antin (8)	651,040	*
Neil Tauber (9)	256,303	*
Tomas W. Fuller (10)	336,904	*
Josh Drake (11)	48,500	*
John M. Baumer (12)	26,436	*
John B. Chickering, Jr. (13)	12,008	*
John A. Heil (14)	41,246	*
Frank Reddick (15)	43,789	*
All directors and executive officers as a group (9 persons) (16)	4,171,391	4.6%
*	Indicates less than one percent.

(1)	Information based on the Schedule 13G/A filed with the SEC on February 7, 2013. According to the Schedule 13G/A, Veritas Asset Management (UK) Limited and The Real Return Group Limited have shared voting and dispositive power over 9,237,443 shares. The Real Return Group Limited is the parent holding company of Veritas Asset Management Company (UK) Limited. Each of Veritas Asset Management (UK) Limited and The Real Return Group Limited disclaims beneficial ownership of the 9,237,443 shares, except to the extent of any pecuniary interest therefrom. The address of Veritas Asset Management (UK) Limited is Elizabeth House, 39 York Road, London, SE1 7NQ, England. The address of The Real Return Group Limited is Brookfield Lane, Ivinghoe, Leighton Buzzard, Bedfordshire, England.

(2)	Information based on the Schedule 13G filed with the SEC on February 11, 2013. According to the Schedule 13G, Shapiro Capital Management LLC has sole voting power over 6,718,460 shares, shared voting power over 853,050 shares and sole dispositive power over 7,571,510 shares. The securities are owned by one or more advisory clients for which Shapiro Capital Management LLC serves as investment advisor. Samuel R. Shapiro is the chairman, a director and majority shareholder of Shapiro Capital Management LLC and exercises dispositive power over the securities beneficially owned by Shapiro Capital Management LLC. Samuel R. Shapiro reported owning none of such shares for his individual account and expressly disclaimed beneficial ownership of these securities. The address of Samuel R. Shapiro and Shapiro Capital Management LLC is 3060 Peachtree Road, Suite 1555 N.W., Atlanta, Georgia 30305.

(3)	Information based on the Schedule 13G/A filed with the SEC on February 5, 2013. According to the Schedule 13G/A, BlackRock, Inc. has sole voting and dispositive power over 5,885,318 shares. The address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.

(4)	Information based on the Schedule 13G/A filed with the SEC on February 13, 2013. According to the Schedule 13G/A, Capital Research Global Investors (a division of Capital Research and Management Company) has sole voting and dispositive power over 4,882,984 shares. The address of Capital Research Global Investors is 333 South Hope Street, Los Angeles, CA 90071.

(5)	Information based on the Schedule 13G filed with the SEC on February 12, 2013. According to the Schedule 13G, The Vanguard Group has sole voting power over 64,174 shares, sole dispositive power over 4,508,177 shares and shared dispositive power over 59,574 shares. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(6)	Information based on the Schedule 13G/A filed with the SEC on February 15, 2013. According to the Schedule 13G/A, Dos Mil Doscientos Uno, Ltd. has sole voting and dispositive power over 4,520,800 shares. The address of Dos Mil Doscientos Uno, Ltd. is Ronda Universitat, 31 1-1, 08007 Barcelona, Spain.

(7)	Includes (a) 375,000 shares of restricted stock of the Company subject to future vesting conditions (“restricted stock”) and (b) 195,000 shares of common stock reserved for issuance upon exercise of stock options that are or will be exercisable on or before May 14, 2013.

(8)	Includes (a) 187,500 shares of restricted stock and (b) 110,000 shares of common stock reserved for issuance upon exercise of stock options that are or will be exercisable on or before May 14, 2013.

(9)	Includes (a) 82,500 shares of restricted stock and (b) 100,000 shares of common stock reserved for issuance upon exercise of stock options that are or will be exercisable on or before May 14, 2013.

(10)	Includes (a) 90,000 shares of restricted stock and (b) 95,000 shares of common stock reserved for issuance upon exercise of stock options that are or will be exercisable on or before May 14, 2013.

(11)	Includes 48,500 shares of restricted stock.

(12)	Includes (a) 6,766 shares of restricted stock and (b) 9,665 shares of common stock reserved for issuance upon exercise of stock options that are or will be exercisable on or before May 14, 2013.

(13)	Includes (a) 6,766 shares of restricted stock and (b) 5,242 shares of common stock reserved for issuance upon exercise of stock options that are or will be exercisable on or before May 14, 2013.

(14)	Includes (a) 6,766 shares of restricted stock and (b) 20,345 shares of common stock reserved for issuance upon exercise of stock options that are or will be exercisable on or before May 14, 2013.

(15)	Includes (a) 6,766 shares of restricted stock and (b) 20,345 shares of common stock reserved for issuance upon exercise of stock options that are or will be exercisable on or before May 14, 2013.

(16)	Includes (a) 810,564 shares of restricted stock and (b) 555,597 shares of common stock reserved for issuance upon exercise of stock options that are or will be exercisable on or before May 14, 2013.

ON BEHALF OF THE BOARD OF DIRECTORS

Tomas W. Fuller
Chief Financial Officer, Vice President and Secretary

12401 West Olympic Boulevard

Los Angeles, California 90064-1022

April 8, 2013

APPENDIX A

RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION

(Unaudited – In thousands, except per share amounts)

Table #1 – Reconciliation of Adjusted EBITDA
	Adjusted EBITDA
	2012	2011	2010
Net Income	$45,551	$95,405	$110,243
Interest Expense	17,020	17,485	14,431
Provisions for Taxes Based on Income	31,875	76,027	78,102
Total Depreciation & Amortization Expense	76,277	56,988	46,069
Non-Cash Stock Based Compensation	14,087	10,773	9,340
Business Combination Integration Costs	--	--	--
Debt Retirement Costs	--	2,764	2,131
Non-Cash Items:
Goodwill & Long-Lived Asset Impairment	123,573	21,310	--
Gain/Loss on Disposal Fixed Assets	1,310	382	374
Non-Cash Compensation Charges	--	--	14,525
Other Non-Cash Income/Expense	(6,207)	118	(772)

Adjusted EBITDA	$303,486	$281,252	$274,443

Table #2 – Reconciliation of Adjusted Net Income
	Adjusted Net Income
	2012	2011	2010
Net Income	$45,551	$95,405	$110,243
Goodwill & Long-Lived Asset Impairment, Net of Tax	79,220	21,310	--
Debt Retirement Costs, Net of Tax	--	1,682	1,302
Business Combination Adjustment Gain	(5,719)	--	--
Out-of-Period Depreciation Adjustment	1,857	--	--
Non-Cash Compensation Charges, Net of Tax	--	--	8,872
Net Tax Settlement	--	--	3,480

Adjusted Net Income	$120,909	$118,397	$123,897

Table #3 – Reconciliation of Adjusted Earnings Per Share
	Adjusted Diluted Earnings Per Share
	2012	2011	2010
Diluted Earnings Per Share	$0.51	$1.09	$1.27
Goodwill & Long-Lived Asset Impairment, Net of Tax	0.89	0.24	--
Debt Retirement Costs, Net of Tax	--	0.02	0.02
Business Combination Adjustment Gain	(0.06)	--	--
Out-of-Period Depreciation Adjustment	0.02	--	--
Non-Cash Compensation Charges, Net of Tax	--	--	0.10
Net Tax Settlement	--	--	0.04

Adjusted Diluted Earnings Per Share	$1.36	$1.35	$1.42	[3]

[3]	Column does not foot due to rounding.

A-1

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VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:		☐	☐	☐
1.	Election of Directors
Nominees
01	Robert L. Antin
The Board of Directors recommends you vote FOR proposals 2 and 3.						For	Against	Abstain
2	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2013.					☐	☐	☐
3	Advisory vote to approve the compensation of our named executive officers.					☐	☐	☐

NOTE: PROPOSALS TO BE VOTED ON AT THE ANNUAL MEETING ARE LISTED ABOVE ALONG WITH THE BOARD OF DIRECTORS RECOMMENDATIONS. THE NOMINEE FOR CLASS II DIRECTOR, IF ELECTED, WILL SERVE A TERM OF THREE YEARS.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

			JOB #				SHARES CUSIP # SEQUENCE #
	Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

STOCKHOLDERS MEETING NOTICE
The 2013 Annual Meeting of Stockholders of VCA ANTECH, Inc., will be held on Monday, May 20, 2013 at 10:00 a.m. (Pacific Time), at 12401 West Olympic Boulevard, Los Angeles, California 90064-1022.

Important Notice Regarding the Availability of Proxy Materials for the 2013 Annual Meeting of Stockholders of VCA Antech, Inc., to Be Held on Monday, May 20, 2013.

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The following materials are available at www.proxyvote.com:

• Notice of 2013 Annual Meeting of Stockholders • Proxy Statement • Annual Report on Form 10-K • Form of Proxy Card
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report/10K is/are available at www.proxyvote.com.

VCA ANTECH, INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ANNUAL MEETING OF STOCKHOLDERS May 20, 2013

The stockholder(s) hereby appoint(s) Robert L. Antin and Tomas W. Fuller, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of VCA Antech, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 a.m., Pacific Time on Monday, May 20, 2013 at 12401 W Olympic Blvd., Los Angeles, CA 90064, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS UNDER PROPOSAL 1, FOR PROPOSALS 2 AND 3, AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

IF VOTING BY MAIL PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.
Continued and to be signed on reverse side